SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐ Soliciting Material Under Rule 14a-12

CAPELLA EDUCATION COMPANY

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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March 23, 2015

Dear Fellow Capella Shareholder:

I invite you to join us for our annual shareholder meeting to be held in our corporate headquarters building at 9:00 a.m. on Tuesday, May 5, 2015 at Capella Tower, 225 South 6th Street, 3rd Floor Business Center, Minneapolis, Minnesota 55402.

The attached notice of annual meeting and proxy statement describe the business to be conducted at the Annual Meeting.

Enhanced shareholder outreach and communications. Over the past year, as an extension of our ongoing shareholder engagement efforts and in response to our 2014 say on pay vote, we met with investors and other stakeholders to gain a deeper understanding of your opinions about our executive compensation program. In response to your feedback and as reflected in the attached proxy statement, we made a number of changes to our executive compensation program to reinforce the link between the interests of our executive officers and our shareholders.

This year, we also redesigned the proxy statement in an effort to more effectively explain the information provided to our shareholders, including disclosure regarding executive compensation and corporate governance. You may notice a number of enhancements to our disclosures, including the addition of various charts, graphs and other visual presentations that should make your review of the proxy statement easier.

Strong 2014 financial results. In 2014, we returned to annual total enrollment and revenue growth and emerged from market turmoil which began in 2010. We are now a more competitive and market focused company with a continuing commitment to leading in the higher education market. Our performance in 2014 demonstrates that the changes we have made to our academic and business model have been successful and position us for long-term sustainable growth.

Sustaining a strong board of directors. The work of our board of directors is integral in guiding management as we establish and execute against our strategic priorities. In 2014, the Governance Committee of our Board of Directors reviewed the skills and competencies of our existing directors and engaged in a search process to refresh our board composition. We added two new directors and are proposing shareholders elect a third, each of whom brings diverse new perspectives and expertise to our boardroom. As the education market continues to evolve, Capella’s ability to innovate and differentiate are critical, and we believe we have a board in place with perspectives, experiences and skills that will continue to help Capella to successfully compete in the future.

Your vote is important to us. We urge you to promptly vote and submit your proxy via the Internet or by signing, dating and returning your proxy card. Detailed instructions are on the next two pages of this proxy statement.

I hope that you will be able to attend the meeting and I would like to thank you on behalf of the Board of Directors for your support of Capella Education Company.

Sincerely,

J. Kevin Gilligan
CHAIRMAN AND CHIEF EXECUTIVE OFFICER

Capella Tower — 225 South Sixth Street, Ninth Floor — Minneapolis, MN 55402

Notice of Annual Meeting of the Shareholders

To the Shareholders:

The 2015 Annual Meeting of Shareholders of Capella Education Company will be held at the following location and for the following reasons:

Tuesday, May 5, 2015, at 9:00 a.m. Central Time

Capella Tower 225 South 6th Street 3rd Floor Business Center Minneapolis, Minnesota 55402

1.

To elect the following eleven individuals to our Board of Directors, to serve until the next annual meeting of shareholders and until their successors have been duly elected and qualified: Rita D. Brogley, H. James Dallas, Matthew W. Ferguson, J. Kevin Gilligan, Michael A. Linton, Michael L. Lomax, Jody G. Miller, Stephen G. Shank, David W. Smith, Jeffrey W. Taylor and Darrell R. Tukua.

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.
3.	To submit an advisory vote on the executive compensation of our Named Executive Officers (Say on Pay).
4.	To transact other business that may properly be brought before the meeting.
Only the shareholders of record at the close of business on March 9, 2015 are entitled to receive notice of and vote at the meeting.

REVIEW YOUR PROXY STATEMENT AND VOTE IN ONE OF TWO WAYS:
VIA THE INTERNET	BY MAIL
Visit the web site listed on your proxy card	Sign, date and return your proxy card in the enclosed envelope

By Order of the Board of Directors,

Renee L. Jackson
SECRETARY

Minneapolis, Minnesota

March 23, 2015

Voting Methods

The accompanying proxy statement describes important issues affecting Capella Education Company. If you are a shareholder of record, you have the right to vote your shares through the Internet or by mail. You also may revoke your proxy any time before the annual meeting. Internet voting is generally available 24 hours a day and will ensure that your vote is confirmed and posted immediately. To vote:

1.	BY INTERNET
	a.	Go to the web site at www.proxyvote.com, 24 hours a day, seven days a week, through 11:59 p.m. (ET) on May 4, 2015.
	b.	Please have your Notice or proxy card available and follow the instructions provided to obtain your records and to create an electronic voting instruction form.
2.	BY MAIL (if you vote by Internet, please do not mail your proxy card)
	a.	If you received a Notice, first request a paper copy of the proxy materials as directed in the Notice.
	b.	Mark, sign and date your proxy card.
	c.	Return it in the postage-paid envelope provided.

If your shares are held in an account at a brokerage firm, bank or similar organization, you will receive voting instructions from the organization holding your account and you must follow those instructions to vote your shares. You will receive a Notice Regarding the Availability of Proxy Materials that will tell you how to access our proxy materials on the Internet and vote your shares over the Internet. It will also tell you how to request a paper or e-mail copy of our proxy materials.

YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.

PROXY STATEMENT SUMMARY

Proxy Statement Summary

This summary contains highlights of information contained elsewhere in our proxy statement. This summary does not contain all of the information that you should consider. You should read the entire proxy statement carefully before you vote.

2015 Director Nominees

Name	Age	Director Since	Independent	Committee Memberships
				Audit	Comp	Gov	Finance	Executive
Rita D. Brogley	49	2014	Yes		✓	✓		✓
H. James Dallas	56	Nominee	Yes
Matthew W. Ferguson(1)	48	2014	Yes	✓			✓	✓
J. Kevin Gilligan	60	2009	No
Michael A. Linton	58	2010	Yes	✓	Chair			✓
Michael L. Lomax	67	2010	Yes			✓		✓
Jody G. Miller	57	2003	Yes			Chair	✓	✓
Stephen G. Shank	71	1991	No				✓
David W. Smith(2)	70	1998	Yes		✓	✓		Chair
Jeffrey W. Taylor(1)	61	2002	Yes	✓	✓		Chair	✓
Darrell R. Tukua(1)	61	2004	Yes	Chair			✓	✓

(1)	Qualifies as an audit committee financial expert.
(2)	Serves as our Lead Independent Director.

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PROXY STATEMENT SUMMARY

Financial Results Under Incentive Plans

The charts below compare fiscal 2012, 2013 and 2014 results under financial performance metrics that are used in determining payouts under our annual incentive plan and our long-term cash incentive plan. Note for 2013 and 2014, these financial measures differ from the comparable GAAP measures reported in our financial statements, as the measures below are adjusted to exclude the impact of certain events.

In 2014, we returned to total revenue growth with year-over-year revenue increasing by 1.5 percent to $422.0 million. For 2014, the adjusted operating income improved by $5.7 million, or 9.5 percent, to $65.9 million.

(1)	For 2014, adjusted operating income excludes the impact of a lease amendment charge and the associated benefits of lower lease expense. For 2013, adjusted operating income excludes the impact of a special equity award for our CEO. For 2012, operating income was not adjusted from GAAP.

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PROXY STATEMENT SUMMARY

Executive Compensation Highlights

Our compensation program is designed to offer competitive pay for performance aligned with our short- and long-term business strategies. We are committed to a compensation program that aligns with long-term shareholder value, reflects best practices and conforms to evolving regulatory requirements.

At our May 2014 annual meeting of shareholders, shareholders approved our Say on Pay proposal in support of our executive compensation program. However, the level of support was well below what we deem to be acceptable. As a result, we embarked on a significant outreach effort to listen to concerns about our executive compensation plans and governance, and we have taken specific action in response to this feedback. For a more detailed discussion regarding our outreach efforts and responsive actions, please see our Compensation Discussion and Analysis beginning on page 20 of this proxy statement.

We emphasize variable and performance-based compensation for our executive officers, with approximately 78% of the target total direct compensation opportunity being variable or tied to long-term incentives for our Chief Executive Officer and 65% for our other Named Executive Officers.

Some highlights of our compensation best practices and governance include:

☑	Maintaining a rigorous process for making and evaluating pay decisions

☑	Emphasizing variable and performance-based compensation

☑	Balancing compensation risk and reward

☑	Regularly monitoring our share utilization under our equity plans

☑	Maintaining robust stock ownership guidelines for our executives and directors

☑	Maintaining a compensation clawback policy

☑	Providing severance benefits in connection with a change-in-control only upon a “double trigger”

☑	Retaining an independent compensation consultant

☑	Complying with United States Department of Education incentive compensation regulations

☑	Prohibiting tax gross-ups for change of control payments and perquisites

☑	Prohibiting the repricing of options or the “timing” of equity grants

For a more detailed discussion regarding the compensation of our Named Executive Officers, please see our Compensation Discussion and Analysis beginning on page 20 of this proxy statement.

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PROXY STATEMENT SUMMARY

Corporate Governance Practices

We are committed to meeting high standards of ethical behavior, corporate governance and business conduct. Some of our corporate governance best practices include:

Board Composition and Accountability

■	All director nominees, other than Mr. Gilligan and Mr. Shank, are independent under the NASDAQ Stock Market standards of independence (page 11)

■	Executive, audit, compensation and governance committees consist solely of independent directors (page 12)

■	Our Lead Independent Director—David W. Smith—has extensive responsibilities (page 14)

■	Annual Board evaluation and review of Board leadership structure by directors

■	Biannual individual director effectiveness assessment conducted by third party evaluator

■	Experienced, diverse Board membership (page 8)

■	Independent directors met in executive session at every regular 2014 Board meeting (page 12)

■	Strong board leadership in the oversight of enterprise risk (page 15)

■	Prohibition on hedging or pledging of our securities by directors or executive officers (pages 22 and 23)

Shareholder Rights

■	Annual elections for all directors (page 8)

■	Active shareholder engagement program (page 21)

■	Single class of outstanding voting stock

■	10% threshold for special meetings – shareholders holding 10% or more (25% or more if business combination) of our outstanding stock have the right to call a special meeting

■	No poison pill

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PROXY STATEMENT SUMMARY

Proposals for the Annual Meeting

Proposal		Page	Board Recommendation
1.	Election of Directors You are being asked to elect eleven directors. Each of the nominees is standing for election to hold office until the 2016 Annual Meeting of Shareholders.	8	“FOR” each nominee
2.	Auditor Ratification You are being asked to ratify the Audit Committee’s appointment of Ernst & Young LLP as our independent auditor for fiscal year 2015. A representative of Ernst & Young will be present at the meeting to respond to appropriate questions from shareholders.	16	“FOR”
3.	Say on Pay You are being asked to give advisory approval of compensation paid to our Named Executive Officers. This advisory vote is held on an annual basis.	19	“FOR”

Voting Your Shares

Who May Vote:	Shareholders of record as of the close of business on March 9, 2015.
Voting Online:

Registered holders can go to proxyvote.com and follow the instructions. If you hold your shares in street name, please follow the instructions found on your voting instruction form. Please have your Notice or proxy card available.

Voting by Mail:	Complete, sign, and date the proxy card and return it in the envelope that was provided in the proxy statement mailing package.
Voting in Person:

If you choose to attend the Annual Meeting in person, you will be asked to present photo identification and evidence that you own our common shares before entering the meeting. If you want to vote shares that you hold in street name in person at the Annual Meeting, you must bring a legal proxy in your name from the broker, bank, or other nominee that holds your shares. Even if you plan to attend the Annual Meeting, we encourage all shareholders to vote in advance of the meeting.

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GENERAL INFORMATION

General Information

The enclosed proxy is being solicited by our Board of Directors for use in connection with the annual meeting of shareholders to be held on Tuesday, May 5, 2015 at the Capella Tower, 225 South 6th Street, 3rd Floor Business Center, Minneapolis, Minnesota 55402, commencing at 9:00 a.m. Central Time and at any adjournments thereof. Our telephone number is (888) 227-3552. The mailing of this proxy statement and our Board of Directors’ form of proxy to shareholders, or a Notice Regarding the Availability of Proxy Materials, will commence on or about March 23, 2015.

Availability of Proxy Materials

As permitted by rules of the SEC, we are making our proxy materials, which include our notice of annual meeting, proxy statement and annual report, available to certain of our shareholders over the Internet. Any shareholder who holds shares of our common stock in an account at a brokerage firm, bank or similar organization will receive a Notice Regarding the Availability of Proxy Materials by mail from the organization holding the shareholder’s account. The Notice contains instructions on how these shareholders can access our proxy materials and vote their shares over the Internet. These shareholders will not receive proxy materials by mail unless they specifically request that printed copies of the proxy materials be sent to them. The Notice tells these shareholders how to make such a request.

Any shareholder whose shares are registered directly in the shareholder’s name with our transfer agent, Wells Fargo Bank, N.A., will continue to receive a printed copy of the proxy materials by mail.

Record Date and Quorum

Only shareholders of record at the close of business on March 9, 2015 will be entitled to vote at the annual meeting or any adjournment. At the close of business on the record date, we had 12,231,848 shares of our common stock outstanding and entitled to vote. A majority of the shares outstanding on the record date, present in person or represented by proxy, will constitute a quorum for the transaction of business at the meeting.

Voting of Proxies

Proxies voted through the Internet in accordance with the voting instructions set forth on the enclosed proxy card, or in the accompanying form that are properly signed and duly returned to us, and not revoked, will be voted in the manner specified. A shareholder executing a proxy retains the right to revoke it at any time before it is exercised by notice to one of our officers in writing of termination of the proxy’s authority or a properly signed and duly returned proxy bearing a later date.

Shareholder Proposals

We must receive shareholder proposals intended to be presented at the 2016 annual meeting of shareholders that are requested to be included in the proxy statement for that meeting at our principal executive office no later than November 24, 2015. We must receive any other shareholder proposals intended to be presented at the 2016 annual meeting of shareholders at our principal executive office no earlier than January 6, 2016 and no later than February 5, 2016.

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GENERAL INFORMATION

Quorum

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum for the transaction of business at the meeting. Abstentions and broker non-votes will be counted as present for purposes of determining the existence of a quorum.

Vote Required

Proposal	Vote Required	Broker Discretionary Voting Allowed
Proposal 1—Election of eleven directors	Plurality of votes cast	No
Proposal 2—Ratification of auditors for fiscal year 2015	Majority of the shares entitled to vote and present in person or represented by proxy(1)	Yes
Proposal 3—Advisory vote on executive compensation	We will consider our shareholders to have approved our executive compensation if the number of votes FOR exceeds the number of votes AGAINST	No

(1)	So long as the number of shares voted exceeds 25% of our outstanding shares.

With respect to Proposal 1, you may vote FOR all nominees, WITHHOLD your vote as to all nominees, or vote FOR all nominees except those specific nominees from whom you WITHHOLD your vote. The eleven nominees receiving the most FOR votes will be elected. A properly executed proxy marked WITHHOLD with respect to the election of one or more directors will not be voted with respect to the director or directors indicated. Proxies may not be voted for more than eleven directors and shareholders may not cumulate votes in the election of directors.

With respect to Proposals 2 and 3, you may vote FOR, AGAINST or ABSTAIN.

If you abstain from voting on Proposals 1 or 3, the abstention will not have an effect on the outcome of the vote. Abstentions will have the effect of a vote against Proposal 2. A shareholder who does not vote in person or by proxy on a proposal (including a broker non-vote) will generally have no effect on the outcome of the vote.

Adjournment of Meeting

If a quorum is not present to transact business at the meeting or if we do not receive sufficient votes in favor of the proposals by the date of the meeting, the persons named as proxies may propose one or more adjournments of the meeting to permit solicitation of proxies.

Shares Held in Street Name

The only proposal on which your broker has discretionary authority to vote your shares is Proposal 2 regarding the ratification of our auditors. On any other proposal, your broker does not have discretionary authority to vote your shares. If your shares are held in street name and you do not provide instructions as to how your shares are to be voted on Proposal 1 or 3, your broker or other nominee will not be able to vote your shares on that matter. Accordingly, we urge you to direct your broker or nominee to vote your shares by following the instructions provided on the voting instruction card that you receive from your broker.

Expenses of Soliciting Proxies

We will pay the cost of soliciting proxies in the accompanying form. In addition to solicitation electronically or by the use of mail, certain directors, officers and regular employees may solicit proxies by telephone or personal interview, and may request brokerage firms and custodians, nominees and other record holders to forward soliciting materials to the beneficial owners of our stock, and we will reimburse them for their reasonable out-of-pocket expenses in forwarding these materials.

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PROPOSAL NO. 1

Proposal No. 1—Election of Directors

Composition of Our Board of Directors

Our bylaws provide that our business will be managed by or under the direction of a Board of Directors. The number of directors constituting our Board of Directors is determined from time to time by our Board of Directors. Our Board currently consists of ten members and, effective with our annual meeting, our Board has determined we will have eleven members of our Board of Directors. Each director will be elected at the annual meeting to hold office until the next annual shareholders’ meeting or the director’s resignation or removal. Upon the recommendation of the Governance Committee of the Board of Directors, the Board has nominated the eleven persons named below for election as directors. Proxies solicited by our Board of Directors will, unless otherwise directed, be voted to elect the eleven nominees named below to constitute the entire Board of Directors.

Directors and Director Nominees

The biographies of each of the nominees below contain information regarding the person’s service as a director, business experience, director positions held and director nominees currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Governance Committee and the Board to determine that the person should serve as a director of our company.

Rita D. Brogley, age 49

Director since 2014

Ms. Brogley is currently the President and CEO of MyBuys, a marketing technology company, a position she has held since 2012. Prior to joining MyBuys, from 2008 to 2011, Ms. Brogley was the CEO of Amadesa, a technology provider of website testing and optimization. From 2000 to 2002, she served as the President and CEO of Moxi Digital. Ms. Brogley served as Director of Business Development and Marketing Europe for Microsoft TV from 1997 to 2000 and was a management consultant with Bain and Company from 1995 to 1997. Ms. Brogley earned a B.S. from Northwestern University and an M.B.A. from the Harvard Business School. Ms. Brogley is an experienced executive and entrepreneur in both early stage and large public companies, and she has extensive knowledge of strategy, eCommerce, marketing analytics and business development.

H. James Dallas, age 56

Director nominee

Mr. Dallas retired in 2013 as Senior Vice President of Quality and Operations at Medtronic, Inc., a global medical technology company. Mr. Dallas, who joined Medtronic in 2006, had previously served as Medtronic’s Senior Vice President and Chief Information Officer. Prior to joining Medtronic, Mr. Dallas was vice president and chief information officer at Georgia-Pacific Corporation, a maker of forest products. At Georgia Pacific, Mr. Dallas held a series of progressively more responsible information technology and operating roles. Mr. Dallas is a member of the Board of Directors of KeyCorp, a publicly held bank holding company. Mr. Dallas earned a B.S. from the University of South Carolina and an M.B.A. from Emory University. He has significant experience with information technology, information technology security and data privacy and a strong background in operational risk management and strategy.

Matthew W. Ferguson, age 48

Director since 2014

Mr. Ferguson is currently the CEO of CareerBuilder, an online recruiting service and global human capital solutions company, a position he has held since 2004. Previously, he served as CareerBuilder’s Chief Operating Officer and Senior Vice President from 2000 to 2004. Mr. Ferguson is a member of the board of directors for Echo Global, a publicly held provider of technology-enabled transportation and supply chain management services. Mr. Ferguson earned a B.A. from Indiana University, a J.D. from Northwestern University and an M.B.A. from the University of Chicago. Mr. Ferguson has extensive executive experience in dynamic, high-growth operating environments, and he has expertise in strategy, strategic business development and talent and workforce management.

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PROPOSAL NO. 1

J. Kevin Gilligan, age 60

Chief Executive Officer and Director since 2009

Mr. Gilligan joined our company in March 2009 to serve as our Chief Executive Officer and as a member of our Board of Directors. In February 2010, he was appointed Chairman of our Board of Directors. Mr. Gilligan was previously the Chief Executive Officer of United Subcontractors, Inc., a nationwide construction services company, from 2004 until February 2009. United Subcontractors voluntarily filed for Chapter 11 bankruptcy on March 31, 2009 and emerged from the bankruptcy proceedings on June 30, 2009. From 2001 to 2004, Mr. Gilligan served as President and Chief Executive Officer of the Automation and Control Solutions Group of Honeywell International, a diversified technology and manufacturing company. From 2000 to 2001, Mr. Gilligan served as President of the Home and Building Control Division of Honeywell International. He also served as president of the Solutions and Services Division of Honeywell International from 1997 to 1999 and as Vice President and General Manager of the North American Region of the Home and Building Control Division from 1994 to 1997. Mr. Gilligan is a member of the board of directors for Graco Inc., a publicly held manufacturer and supplier of fluid handling equipment, and from September 2004 until February 2009 was a member of the board for ADC Telecommunications, Inc., a publicly held global supplier of network infrastructure. Mr. Gilligan earned a B.A. from Boston College. He is an experienced leader of large service organizations, with strong skills in strategic planning and operational execution.

Michael A. Linton, age 58

Director since 2010

Mr. Linton is the enterprise chief marketing officer for Farmers Group, Inc., one of the largest personal lines insurance carriers in the U.S., a position he has held since October 2011. Mr. Linton served as the executive vice president, marketing for FMN Technologies, an early stage technology advertising start-up in Silicon Valley, from September 2010 to September 2011. From March 2009 to September 2010, Mr. Linton was a consultant, advisor and columnist for Forbes.com, an online business periodical. From December 2006 to March 2009, he served as senior vice president, chief marketing officer and as a general manager for eBay, an online marketplace. Previously he was the executive vice president, chief marketing officer for Best Buy Corporation, a specialty retailer of consumer-electronics and related products and services, from January 1999 to August 2006. Mr. Linton also served as a director on the board of Peet’s Coffee and Tea, a premier specialty coffee and tea company from March 2005 to October 2012 and as a director on the board of Support.com, a company providing online technology services from February 2010 through May 2014. He earned a Master of Business Administration from The Fuqua School of Business at Duke University in Durham, North Carolina; and a Bachelor of Science in Business Administration from Bowling Green State University in Bowling Green, Ohio. Mr. Linton has extensive executive leadership experience and a strong background in marketing, brand development and digital businesses.

Michael L. Lomax, age 67

Director since 2010

Dr. Lomax is the president and CEO of the United Negro College Fund, serving in this role since 2004. He previously served as president of Dillard University in New Orleans from 1997 to 2004. In addition, Dr. Lomax served as a director of Whitney Holding Corporation and Whitney National Bank from 2002 to 2011. He has also served on numerous boards of directors, including Emory University, Teach for America, The Council of Independent Colleges, The National Alliance for Public Charter Schools, and the KIPP Foundation, the Nation’s largest charter school network. Dr. Lomax earned a PhD in American and Afro-American Literature from Emory University in Atlanta, a Master of Arts in English Literature from Columbia University in New York, and a Bachelor of Arts in English from Morehouse College in Atlanta. Dr. Lomax has been a leader in the education field for over 30 years and has extensive experience with learning transformation, access and accountability.

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PROPOSAL NO. 1

Jody G. Miller, age 57

Director since 2003

Ms. Miller serves as CEO of the Business Talent Group, a company providing independent professionals for project-based assignments, which she founded in 2007. From 2000 through 2007, Ms. Miller was a venture partner with Maveron LLC, a Seattle-based venture capital firm. From 1995 to 1999, Ms. Miller held various positions at Americast, a digital video and interactive services partnership, including as Acting President and Chief Operating Officer, Executive Vice President, Senior Vice President for Operations and Consultant. From 1993 to 1995, Ms. Miller served in the White House as Special Assistant to the President with the Clinton Administration. Ms. Miller is a member of the Board of Directors of the National Campaign to Prevent Teen and Unwanted Pregnancy, a not-for-profit program. In 2009, Ms. Miller joined the Board of Advisors for the Drucker Institute, an organization focused on stimulating effective management and responsible leadership. Since 2005, Ms. Miller has been serving as a member of the Board of Directors of TRW Automotive Holdings Corp., an NYSE-listed global supplier of automotive components. Ms. Miller earned a B.A. from the University of Michigan and a J.D. from the University of Virginia. She is an experienced executive and entrepreneur and has extensive experience in our industry, as well as a strong background in innovation, building businesses, corporate governance, talent management and strategic planning.

Stephen G. Shank, age 71

Founder 1991

Mr. Shank founded our company in 1991. Mr. Shank served as our Chief Executive Officer until March 2, 2009, and as our chairman until February 23, 2010. Mr. Shank served as a director of Capella University from 2006 to 2009 and from 1993 to 2003. Mr. Shank served as emeritus director of Capella University from 2003 to 2006. From 1979 to 1991, Mr. Shank was Chairman and Chief Executive Officer of Tonka Corporation, a publicly held manufacturer of toys and games. Mr. Shank is a member of the Board of Directors of Tennant Company, a publicly held manufacturer of cleaning solutions. Mr. Shank earned a B.A. from the University of Iowa, an M.A. from the Fletcher School, a joint program of Tufts and Harvard Universities, and a J.D. from Harvard Law School. He has experience leading our company for almost 20 years, a deep understanding of our industry and a strong background in strategic planning.

David W. Smith, age 70

Director since 1998

Mr. Smith is currently our lead director. From 2000 to 2003, when he retired, Mr. Smith was the Chief Executive Officer of NCS Pearson, Inc. Mr. Smith was a member of the board of directors of Plato Learning, Inc., a NASDAQ-listed educational technology company, serving from 2004 until 2012. From 2004 to 2009, he served on the Board of Directors of Scientific Learning Corporation, a publicly traded company that provides education software. Mr. Smith earned a B.A. and an M.A. from Southern Illinois University, as well as an M.B.A. from the University of Iowa. He has extensive executive leadership experience in the education services industry and a strong background in strategic planning and operational matters.

Jeffrey W. Taylor, age 61

Director since 2002

Mr. Taylor retired from Pearson, plc, in July 2014, after serving as Senior Policy Advisor since June of 2012. Prior to that position, Mr. Taylor was Senior Vice President, U.S. Government Policy and Investor Relations, at Pearson plc from 2008 to 2012. He previously served as President of Pearson, Inc., the U.S. holding company of Pearson plc. From 1994 to 2000, he served as Vice President and Chief Financial Officer of National Computer Systems, an education testing and software company. Mr. Taylor was named trustee of Indiana State University in August 2014. Mr. Taylor earned a B.S. from Indiana State University. He has extensive executive leadership experience in the education services industry and a strong background in government relations and corporate finance.

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PROPOSAL NO. 1

Darrell R. Tukua, age 61

Director since 2004

From 1988 to 2003, when he retired, Mr. Tukua was a Partner with KPMG LLP, a global provider of audit, tax and advisory services, which he joined in 1976. Since 2005, Mr. Tukua has served on the board of directors of MMIC Group (d/b/a Constellation), a mutual insurance holding company comprised of medical liability insurers, where he is also a member of the Audit & Budget, Investment and Governance Committees. Mr. Tukua served as a board observer for MMIC Group from 2004 to 2005. In addition, Mr. Tukua has served since 2005 as a member of the board of directors and Audit, Compensation and Nominating/Corporate Governance Committees of Gate City Bank, a retail and commercial bank. During 2004, Mr. Tukua was an advisory board member of Gate City Bank. Mr. Tukua also serves as a member of the board of directors of three non-profit organizations: Allina Health System, Ecumen and the National Association of Corporate Directors Minnesota Chapter. Mr. Tukua earned a B.S. from the University of South Dakota. He has extensive experience in finance, accounting, auditing, financial reporting and public company disclosure matters, as well as regulatory compliance, risk management and regulated industry matters.

None of the above nominees is related to each other or to any of our executive officers.

Board of Directors Meetings and Attendance

Our Board of Directors held four meetings during fiscal year 2014. During fiscal year 2014, each director attended at least 75% of the aggregate number of the meetings of our Board of Directors and of the board committees on which such director serves. We do not have a formal policy regarding attendance of our directors at annual meetings of our shareholders, but we do encourage each of our directors to attend annual meetings of our shareholders. All of our then-directors attended the 2014 annual meeting of shareholders.

Director Independence

Our Board of Directors reviews at least annually the independence of each director. During these reviews, our Board of Directors considers transactions and relationships between each director (and his or her immediate family and affiliates) and our company and its management to determine whether any such transactions or relationships are inconsistent with a determination that the director was independent. In March 2015, our Board of Directors conducted its annual review of director independence and determined that no transactions or relationships existed that would disqualify Mr. Dallas or any of the individuals who now serve as a director under the rules of the NASDAQ Stock Market or the SEC, with the exception of Mr. Gilligan, our current Chief Executive Officer, and Mr. Shank, who served as our Chief Executive Officer until March 2009.

Based on a review of information provided by the directors and other information we reviewed, our Board of Directors concluded that none of Mr. Dallas or our current directors have or had any relationship with our company that would interfere with his or her ability to exercise independent judgment as a director, except for Messrs. Gilligan and Shank. Based upon that finding, our Board of Directors determined that Ms. Brogley, Ms. Miller and Messrs. Dallas, Ferguson, Linton, Lomax, Smith, Taylor and Tukua are “independent.” The following transactions, relationships or arrangements involving the following organizations with which certain of our directors have relationships were considered in reaching this determination:

■	Mr. Tukua (insurance). In the ordinary and usual course, during 2014 we paid approximately $5,000 to MMIC Group for insurance related services. This amount was less than 1% of the gross revenues for us and MMIC Group.

■	Messrs. Lomax and Linton (tuition payments). In the ordinary and usual course, certain organizations will pay tuition or award scholarships to attend Capella University for certain of their employees or other individuals. During 2014, Capella University received tuition payments from each of UNCF (approximately $73,500) and Farmers Group (approximately $5,000). These amounts were less than 1% of the gross revenues for us, UNCF and Farmers Group.

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PROPOSAL NO. 1

Committees of Our Board of Directors

Our Board of Directors has five standing committees: Audit, Compensation, Finance, Governance and Executive. The charters for our Audit Committee, Compensation Committee, Governance Committee and Executive Committee are available in the Corporate Governance section of the Investor Relations page on our website at www.capellaeducation.com.

Audit Committee. Our Audit Committee consists of Messrs. Tukua (chair), Ferguson, Linton and Taylor. Our Audit Committee is directly responsible for, among other things, the appointment, compensation, retention and oversight of our independent registered public accounting firm. The oversight includes reviewing the plans and results of the audit engagement with the firm, approving any additional professional services provided by the firm and reviewing the independence of the firm. The committee is also responsible for discussing the effectiveness of internal control over financial reporting with the firm and relevant financial management. The purpose and responsibilities of our Audit Committee are more fully described in the committee’s charter, a copy of which, as mentioned in the immediately preceding paragraph, is available on our website. Our Audit Committee held nine meetings in 2014. Our Board of Directors has determined that each member of our Audit Committee is “independent,” as defined under and required by the rules of the NASDAQ Stock Market and the federal securities laws. The Board of Directors has determined that Mr. Tukua, Mr. Ferguson and Mr. Taylor each qualify as an “Audit Committee financial expert,” as defined under the rules of the federal securities laws.

Compensation Committee. Our Compensation Committee consists of Messrs. Linton (chair), Smith and Taylor and Ms. Brogley. Our Compensation Committee is responsible for, among other things, recommending the compensation level of our chief executive officer to the Executive Committee, determining the compensation levels and compensation types (including base salary, equity awards, perquisites and severance) of the other members of our senior executive team and administering our equity compensation plans and other compensation programs. The Compensation Committee also recommends compensation levels for board members and approves new-hire offer packages for our executive officers. The purpose and responsibilities of our Compensation Committee are more fully described in the committee’s charter. Our Compensation Committee held six meetings in 2014.

Finance Committee. Our Finance Committee consists of Messrs. Taylor (chair), Ferguson, Shank and Tukua and Ms. Miller. Our Finance Committee is responsible for, among other things, assisting the Board of Directors in fulfilling its oversight responsibilities related to financing transactions and changes in our capital structure; and acquisitions, joint ventures, divestitures and other business investment transactions in which we may be involved. Our Finance Committee held three meetings in 2014.

Governance Committee. Our Governance Committee consists of Ms. Miller (chair), Ms. Brogley and Messrs. Lomax and Smith. Our Governance Committee is responsible for, among other things, assisting the Board of Directors in selecting new directors and committee members, evaluating the overall effectiveness of the Board of Directors, reviewing CEO succession planning, and reviewing developments in corporate governance compliance. The purpose and responsibilities of our Governance Committee are more fully described in the committee’s charter. Our Governance Committee held six meetings in 2014.

Executive Committee. Our Executive Committee consists of all independent members of our Board of Directors, or all of our directors except Mr. Shank and Mr. Gilligan, and is chaired by Mr. Smith, who is our lead director. Our Executive Committee is responsible for, among other things, evaluating and determining the compensation of our chief executive officer, setting the agenda for meetings of our Board of Directors, establishing procedures for our shareholders to communicate with our Board of Directors and reviewing and approving our management succession plan. The purpose and responsibilities of our Executive Committee are more fully described in the committee’s charter. Our Executive Committee held one meeting and met in executive session following board meetings four times in 2014.

In addition to our standing Board committees, certain members of our Board of Directors and management serve on our leadership councils for academic innovation and marketing. Each of these councils is intended to bring together thought leadership in areas of strategic importance for our company. Dr. Lomax and Mr. Shank serve on our Academic Innovation Council, and Ms. Brogley and Mr. Linton serve on our Marketing Council.

Corporate Governance Principles

Our Board of Directors has adopted Corporate Governance Principles. These guidelines are available on the Governance section of the About Us page on our website at www.capellaeducation.com.

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PROPOSAL NO. 1

Code of Business Conduct

We have adopted the Capella Education Company Code of Business Conduct, which applies to all of our employees, directors, agents, consultants and other representatives. The Code of Business Conduct includes particular provisions applicable to our senior financial management, which includes our chief executive officer, chief financial officer and other employees performing similar functions. A copy of our Code of Business Conduct is available on the Governance section of the About Us page on our website at www.capellaeducation.com. We intend to post on our website any amendment to, or waiver from, a provision of our Code of Business Conduct that applies to any director or officer, including our chief executive officer, chief financial officer and other persons performing similar functions, promptly following the date of such amendment or waiver.

Corporate Governance Documents Available on Our Website

Copies of our key corporate governance documents are available on the Governance section of the About Us page of our website at www.capellaeducation.com. The charters for our Audit Committee, Compensation Committee, Governance Committee and Executive Committee, as well as copies of our Corporate Governance Principles and our Code of Business Conduct, are available on our website. In addition, any shareholder that wishes to obtain a hard copy of any of these corporate governance documents may do so without charge by writing to Investor Relations, Capella Education Company, Capella Tower, 225 South 6th Street, 9th Floor, Minneapolis, MN 55402.

Director Qualifications and Diversity

Candidates for director nominees are reviewed in the context of the current composition of our Board of Directors, our operating requirements and the long-term interests of our shareholders. Our Governance Committee works with our Board to determine the appropriate characteristics, skills, and experiences for the Board as a whole and its individual members with the objective of having a Board with diverse backgrounds and experience. Characteristics expected of all directors include independence, integrity, high personal and professional ethics, sound business judgment, and the ability and willingness to commit sufficient time to the Board. We believe all of our directors and Mr. Dallas possess these characteristics.

In evaluating the suitability of individual Board members and nominees, the Governance Committee takes into account many factors, including general understanding of business strategy, marketing, finance, executive compensation and other disciplines relevant to the success of a publicly traded company in today’s business environment; understanding of our business and industry; educational and professional background; personal accomplishment; and gender, age, and ethnic diversity. The Governance Committee evaluates each incumbent director and director nominee to determine whether he or she should be nominated to stand for election, based on each individual’s qualifications and suitability.

Director Nomination Process

Our Governance Committee selects nominees for directors pursuant to the following process:

■	the identification of director candidates by our Governance Committee based upon suggestions from current directors and senior management, recommendations by shareholders and/or use of director search firms;

■	a review of the candidates’ qualifications by our Governance Committee to determine which candidates best meet our Board of Directors’ required and desired criteria;

■	interviews of interested candidates who best meet these criteria by the chair of the Governance Committee, the chair of our Board of Directors, and/or certain other directors;

■	recommendation by our Governance Committee for inclusion in the slate of directors for the annual meeting of shareholders or appointment by our Board of Directors to fill a vacancy during the intervals between shareholder meetings; and

■	formal nomination by our Board of Directors.

In 2014, our Governance Committee retained independent executive search firms to assist in the identification and evaluation of qualified director candidates. Rita D. Brogley, H. James Dallas and Matthew W. Ferguson were each identified and evaluated as a result of these search processes. Our Board of Directors, upon recommendation of our Governance Committee, appointed Ms. Brogley and Mr. Ferguson to our Board on October 21, 2014. Our Board of Directors, upon recommendation of our Governance Committee, recommends shareholders elect Mr. Dallas at our annual meeting.

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PROPOSAL NO. 1

Shareholders who wish to recommend individuals for consideration by our Governance Committee to become nominees for election to our Board of Directors at the 2016 annual meeting may do so by submitting a written recommendation to our Governance Committee, c/o General Counsel, Capella Education Company, Capella Tower, 225 South 6th Street, 9th Floor, Minneapolis, Minnesota 55402. Submissions must include a written recommendation and the reason for the recommendation, biographical information concerning the recommended individual, including age, a description of the recommended individual’s past five years of employment history and any past and current board memberships. The submission must be accompanied by a written consent of the individual to stand for election if nominated by our Governance Committee and to serve if elected by our Board of Directors or our shareholders, as applicable. Alternatively, shareholders may directly nominate a person for election to our Board of Directors by complying with the procedures set forth in our bylaws.

Board Leadership Structure

We do not have an expressed policy as to whether the roles of Chair of the Board and Chief Executive Officer should be combined or separated. Instead, the Board maintains the flexibility to determine which leadership structure best serves our company’s interests based on the circumstances. At the current time, our Board had determined those interests are best served by our Chief Executive Officer serving as the Chair of our Board of Directors.

Since our Chair/CEO roles are currently combined and in accordance with our Corporate Governance Guidelines, we have a Lead Independent Director position to complement the Chair’s role and to serve as the principal liaison between the non-management directors and the Chair. The regular duties of our Lead Independent Director, some of which are delineated in our Corporate Governance Guidelines, include the following:

■	having the authority to convene meetings of the Board and executive sessions consisting solely of independent directors at every meeting;

■	presiding at all meetings of the Board of Directors at which the Chair of the Board is not present, including executive sessions of independent directors;

■	conducting the annual performance review of the CEO, with input from the other independent directors, and serving as the primary liaison between the CEO and the independent directors;

■	approving meeting schedules, agendas and the information furnished to the Board to ensure that the Board has adequate time and information for discussion; and

■	being available for direct communication with shareholders as appropriate.

Director Tenure

We believe a good governance approach to director tenure ensures an appropriate balance between long-tenured and more recently added board members. Since 2010, we have experienced a “refresh” of our independent directors, with four independent directors (not including director nominee Mr. Dallas) having five or fewer years of service with our company. With respect to our longer-serving directors, we believe they add strategic value based on their deep experience with our company and industry. In our view, the best method to ensure healthy board evolution is through rigorous and thoughtful consideration of director nominees, including current directors, based on a variety of factors, including director performance, skills and expertise and board diversity.

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PROPOSAL NO. 1

Role of Board in Risk Oversight

The Board takes an active role in risk oversight of our company both as a full Board and through its committees. Presentations and discussions at Board and committee meetings include an assessment of opportunities and risks inherent in our strategies and external environment. We utilize a formal Enterprise Risk Management (ERM) process, which includes comprehensively reviewing our strategic goals, identifying risks to attaining those strategic goals, categorizing identified risks into risk categories, and risk-weighting each risk category based on impact and likelihood. The ERM framework has been approved by the Board, and the current focus of the Board and its Committees is weighted towards higher risk categories.

Board/Committee	Primary Areas of Risk Oversight
Full Board	Strategic, financial and execution risks and exposures associated with the annual business plan and strategic plan; major litigation and regulatory exposures and other current matters that may present material risk to the Company’s operations, plans, prospects or reputation; strategic business development; and senior management succession planning.
Audit Committee	Discusses guidelines and policies with respect to the Company’s risk assessment and risk management processes. Responsible for oversight of risks associated with financial matters, particularly the Company’s financial statements, tax, accounting, and disclosure; risks associated with the independence, qualifications and performance of the Company’s outside auditor and internal auditors; and the Company’s compliance with legal and regulatory requirements.
Compensation Committee	Exposures associated with compensation of the Company’s officers, stock ownership and incentive-compensation plans, executive retention, succession planning and employment related matters. As discussed in more detail in the Compensation Discussion & Analysis, the Committee reviews and approves compensation programs with features that are intended to mitigate risk without diminishing the incentive nature of compensation.
Governance Committee	Risks and exposures relating to the identification of qualified candidates to become Board members; continuing oversight of Board composition; review of the structure, membership and charters of the Board committees; and oversight of the evaluation of the Board and management.
Finance Committee	Risks and exposures related to our primary financial policies and strategies, including our liquidity position, funding requirements, strategic business development, ability to access the capital markets and policies regarding return of cash to shareholders.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serve or in the past has served as a member of the Board of Directors or Compensation Committee of any entity that has any of its executive officers serving as a member of our Board of Directors or Compensation Committee.

Communication with Our Board of Directors

Interested parties may communicate directly with Mr. Smith, our Lead Independent Director, or the non-management members of our Board of Directors as a group, by mail addressed to the attention of Mr. Smith as Lead Independent Director, or the non-management members of our Board of Directors as a group, c/o General Counsel, Capella Education Company, Capella Tower, 225 South 6th Street, 9th Floor, Minneapolis, MN 55402. If our General Counsel in consultation with Mr. Smith determines that such communication to non-management members as a group is relevant to and consistent with our operations and practices, our General Counsel will then forward the communication to the appropriate director or directors on a periodic basis.

Our Board of Directors recommends that the shareholders vote FOR the election of each of the eleven nominees listed above to constitute our Board of Directors.

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PROPOSAL NO. 2

Proposal No. 2—Ratification of Independent Registered Public Accounting Firm

The firm of Ernst & Young LLP (“Ernst & Young”) has been our independent registered public accounting firm since 1999. Our Audit Committee has selected Ernst & Young to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2015, subject to ratification by our shareholders. While it is not required to do so, our Audit Committee is submitting the selection of that firm for ratification in order to ascertain the view of our shareholders. If the selection is not ratified, our Audit Committee will reconsider its selection, and based on that reconsideration, may or may not select Ernst & Young. Proxies solicited by our Board of Directors will be, unless otherwise directed, voted to ratify the appointment of Ernst & Young as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

A representative of Ernst & Young will be present at the meeting and will be afforded an opportunity to make a statement if the representative so desires and will be available to respond to appropriate questions during the meeting.

Fees

For the years ended December 31, 2014 and 2013, Ernst & Young billed us the amounts set forth below for professional services rendered in connection with audit, audit-related, tax and other professional services.

Services Rendered	2014	2013
Audit Fees(1)	$643,900	$596,944
Audit-Related Fees(2)	16,182	—
Tax Fees	—	—
All Other Fees(3)	1,995	1,995

Total Fees	$662,077	$598,939

(1)	Audit Fees include fees associated with the integrated audit and quarterly reviews and services provided by the auditor in connection with statutory and regulatory filings.
(2)	Audit-Related Fees include fees associated with agreed-upon procedures performed for RDI regulatory submissions.
(3)	All Other Fees relate to a license fee for an accounting database.

Approval of Independent Registered Public Accounting Firm Services and Fees

The Audit Committee has adopted a policy regarding pre-approval of audit and non-audit services performed by the company’s independent registered public accounting firm. The Audit Committee is responsible for pre-approving all engagements of the company’s independent registered public accounting firm. The policy also highlights services the Audit Committee will and will not approve for audit and non-audit services. The policy requires written documentation be provided by the independent registered accounting firm to the Audit Committee for all tax services. In addition, all required discussions are held between the independent registered accounting firm and the Audit Committee.

The Audit Committee may, annually or from time to time, set fee levels for certain non-audit services that, as defined in the policy, may be paid for all non-audit services. Any engagements that exceed those fee levels must receive specific pre-approval from the Audit Committee. The Audit Committee may delegate to the Audit Committee chair authority to grant pre-approvals of permissible audit and non-audit services, provided that any pre-approvals by the chair must be reported to the full Audit Committee at the next scheduled meeting.

On a regular basis, management provides written updates to the Audit Committee consisting of the amount of audit and non-audit service fees incurred to date. All of the services described above were pre-approved by the company’s Audit Committee.

Our Board of Directors recommends that the shareholders vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

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AUDIT COMMITTEE REPORT

Audit Committee Report

The Audit Committee (Committee) operates under a charter that specifies the scope of the Committee’s responsibilities and how it carries out those responsibilities.

The Board of Directors has determined that all four members of the Committee are independent based upon the standards adopted by the Board, which incorporate the independence requirements under applicable laws, rules and regulations.

Management is responsible for the financial reporting process, the system of internal controls, including internal control over financial reporting, risk management and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. Ernst & Young LLP (Ernst & Young), the company’s independent registered public accounting firm (independent auditors) is responsible for the integrated audit of the consolidated financial statements and internal control over financial reporting. The Committee’s responsibility is to monitor and oversee these processes. The members of the Committee are not professionally engaged in the practice of accounting or auditing. The Committee relies, without independent verification, on the information provided to us and on the representations made by management regarding the effectiveness of internal control over financial reporting, that the financial statements have been prepared with integrity and objectivity and that such financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. The Committee also relies on the opinions of the independent auditors on the consolidated financial statements and the effectiveness of internal control over financial reporting.

The Committee’s meetings facilitate communication among the members of the Committee, management, the internal auditors, and the company’s independent auditors. The Committee separately met with each of the internal and independent auditors with and without management, to discuss the results of their audits and their observations and recommendations regarding the company’s internal controls. The Committee also discussed with the company’s independent auditors all communications required by the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), including PCAOB Auditing Standard No. 16, Communications with Audit Committees.

The Committee reviewed and discussed the audited consolidated financial statements of the company as of and for the year ended December 31, 2014 with management and the company’s independent auditors.

The Committee has received the written disclosures required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence. The Committee discussed with the independent auditors any relationships that may have an impact on their objectivity and independence and satisfied itself as to the auditors’ independence.

The Committee has reviewed and approved the amount of fees paid to the independent auditors for audit, audit-related, tax and other services. The Committee concluded that the provision of services by the independent auditors is compatible with the maintenance of their independence.

As set forth in the Committee’s charter, the Committee has sole authority to appoint, retain, compensate, evaluate, oversee and terminate the company’s independent registered public accounting firm. Ernst & Young has served as the independent registered public accounting firm of the company since 1999. Annually the Committee has engaged in a review of Ernst & Young in connection with the Committee’s consideration of whether to recommend that shareholders ratify the selection of Ernst & Young as the company’s independent auditor for the following year. In that review, the Committee considers both the continued independence of Ernst & Young and whether retaining Ernst & Young is in the best interests of the company and its shareholders. For this year’s review, the Committee used the guidance in the “Audit Committee Annual Evaluation of the External Auditor” prepared by the National Association of Corporate Directors, Center for Audit Quality, Independent Directors Council and other organizations. The Committee requested that surveys be completed by individuals having substantial contact with Ernst & Young throughout the year. Using the survey results and other observations, the Committee had a candid discussion regarding Ernst & Young’s overall performance. In addition, Ernst & Young reviews with the Committee its analysis of its independence in accordance with PCAOB Rule 3526. In performing its analysis, the Committee considered the length of time Ernst & Young has been the company’s independent auditor, the breadth and complexity of the company’s business and the resulting demands placed on its auditing firm in terms of expertise in the company’s business and the quality of staff. The Committee recognized the ability of Ernst & Young to provide the necessary expertise to audit the company’s financial statements and other factors, including the policies that Ernst & Young follow with respect to rotation of the key audit personnel, so that there is a new lead audit partner at least every five years. The process for selection of the company’s lead audit partner pursuant to this rotation policy involves meetings between the Committee members and the candidate for this role as well as discussions with management. Based on the results of its review this year, the Committee concluded that Ernst & Young is independent and that it is in the best interests of the company and its

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AUDIT COMMITTEE REPORT

shareholders to appoint Ernst & Young to serve as the company’s independent registered public accounting firm for 2015.

Based on the above-mentioned review and discussions, and subject to the limitations on our role and responsibilities described above and in the Committee charter, the Committee recommended to the Board that the company’s audited consolidated financial statements be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the SEC.

AUDIT COMMITTEE:
Darrell R. Tukua, Chair
Matthew W. Ferguson
Michael A. Linton
Jeffrey W. Taylor

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PROPOSAL NO. 3

Proposal No. 3—Advisory Vote to Approve Executive Compensation

(Say on Pay)

As described in detail under the heading “Executive Compensation—Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, motivate, and retain our Named Executive Officers, who are critical to our success. Under these programs, our Named Executive Officers are rewarded for the achievement of specific annual, long-term and strategic goals, and the realization of increased shareholder value. Please read the “Compensation Discussion and Analysis” beginning on page 20 for additional details about our executive compensation programs, including information about the fiscal year 2014 compensation of our Named Executive Officers.

We are asking our shareholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “Say on Pay” proposal, gives our shareholders the opportunity to express their views on our Named Executive Officers’ compensation. We conduct Say on Pay votes on an annual basis, consistent with an advisory vote by our shareholders in 2011; shareholders will be asked again in 2017 to indicate how frequently we should seek an advisory vote on the compensation of our Named Executive Officers.

Our Board of Directors, upon recommendation of our Compensation Committee, recommends that you vote “FOR” the following resolution.

“RESOLVED, that the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2015 Annual Meeting of Shareholders, including the Compensation Discussion and Analysis, compensation tables and related narrative disclosure, is hereby approved.”

The Say on Pay vote is advisory, and therefore not binding on our company, our Compensation Committee or our Board of Directors. Our Board of Directors and our Compensation Committee value the opinions of our shareholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will seek to understand our shareholders’ concerns and the Compensation Committee will evaluate whether any actions are appropriate to address those concerns.

Our Board of Directors, upon recommendation of our Compensation Committee, recommends shareholders vote FOR the approval of the compensation of our Named Executive Officers as disclosed in this proxy statement.

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EXECUTIVE COMPENSATION

Executive Compensation

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis (CD&A) focuses on how our Named Executive Officers (NEOs) were compensated for 2014 and how their compensation aligns with our shareholder interests, our business objectives, regulatory guidelines, learner interests, and our outcomes-driven culture. For 2014, our NEOs were:

■	J. Kevin Gilligan, Chairman and Chief Executive Officer (CEO)
■	Steven L. Polacek, Senior Vice President and Chief Financial Officer
■	Scott L. Kinney, Senior Vice President and University President
■	Sally B. Chial, Former Senior Vice President of Human Resources
■	Gregory W. Thom, Former Senior Vice President and General Counsel
■	Renee L. Jackson, Vice President and General Counsel

Ms. Chial was appointed to the role of Vice President for Leadership, Coaching and Assessment effective April 7, 2014. With this change, Ms. Chial served as a key leader in a non-executive officer capacity for the remainder of 2014. Mr. Thom retired effective January 2, 2015 and was replaced as General Counsel with Ms. Jackson, who began employment effective December 1, 2014.

Executive Summary

Fiscal year 2014 Company Performance

Our performance in 2014 was strong as we delivered new enrollment growth in every quarter, improved the success and persistence of our new learners and returned to total annual enrollment and revenue growth for the first time since 2011 and 2012, respectively. As an online postsecondary education services provider, we are operating in a very competitive market environment and our performance demonstrates that we are able to differentiate our value proposition from our peers and competitors and deliver results. Our success is based on our reputation as a leader in quality online higher education, a culture focused on doing what is right for our learners and our ability to execute and innovate. We believe that the success of our learners and the return to our shareholders are directly linked, as we pursue our goal of sustainable long-term growth.

In 2014, we made progress in our goal to leverage our comprehensive competency-based learning model and infrastructure and analytics capabilities to drive innovation, growth and expand our addressable market. This success includes the expansion of our FlexPath program, for which we are one of only a few universities approved by regional accreditors and the United States Department of Education to offer direct assessment programs that are decoupled from credit hour requirements. We are diligently pursuing this and other opportunities to continue to differentiate Capella, address market needs and achieve our financial and learner success goals.

In January 2014, we paid our first quarterly cash dividend to our shareholders. In December 2014, our Board of Directors approved a 5.7% increase in our quarterly dividend, from 35 cents to 37 cents per share. This increase reflects the strong fundamentals and future prospects of our business and our commitment to returning capital to our shareholders.

Fiscal year 2014 Compensation Actions

Our annual and long-term incentive compensation programs for 2014 were focused primarily on top line revenue and bottom line operating income and return on capital goals tied to our annual operating and long-range strategic plans, as well as how we performed relative to our peers. We chose these measures because they correlated most directly with long-term shareholder value creation.

Based on our operating results versus our annual operating plan as well as our performance versus our non-financial learner satisfaction and success goals, annual bonus payouts for 2014 were 97.5% of target award opportunities for our NEOs. 2014 was also the final year of our first long-term performance cash awards, which covered the three-year period 2012-2014. Based on our operating results versus our long-range strategic plan, long-term performance cash payouts for the 2012-2014 performance cycle were 21.6% of target award opportunities for our NEOs.

In addition, effective for 2014 our NEOs received base salary increases ranging from 3% to 9%, and no changes to target annual bonus opportunities and target long-term incentive awards. The long-term incentive awards were split equally among stock options that vest pro-rata over four years, restricted stock units that cliff-vest after three years, and long-term performance cash awards that are earned over three-year overlapping performance cycles.

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EXECUTIVE COMPENSATION

Results of 2014 Advisory Vote to Approve Executive Compensation

Throughout Capella’s history as a publicly traded company, the executive leadership team has made every effort to connect with investors and shareholders through quarterly outreach programs, including the attendance at investor conferences, non-deal roadshows, or hosting investors at our corporate offices. Our goal is to discuss Capella’s results, challenges and opportunities, and to listen to the feedback from current and potential shareholders. We take this feedback seriously.

At our May 2014 annual meeting of shareholders, shareholders approved our Say on Pay proposal in support of our executive compensation program. However, the support level (57% of shares voted) was well below what our management team and Board of Directors deem to be acceptable. As a result, we embarked on a significant outreach effort to listen to concerns about our executive compensation plans and governance, and we have taken specific actions in response to this feedback.

Shareholder Outreach and Compensation Program Changes

Immediately prior to our May 2014 annual meeting, we reached out to our 30 largest shareholders, representing approximately 70% of our outstanding shares. Subsequent to our annual meeting, we invited our 30 largest shareholders, plus any shareholders who proactively contacted us regarding our Say on Pay vote, to engage in further dialogue. Since that time, our management had additional conversations with shareholders representing approximately 40% of our outstanding shares, as well as with two proxy advisory firms. For each of these conversations, we offered to make available David Smith, our Lead Director, or Jeff Taylor, then Acting Co-Chair of our Compensation Committee. We value the feedback provided by our shareholders and look forward to continued, open dialogue on compensation and other matters relevant to our business and our stakeholders.

While we received substantial positive feedback, we were very interested in improving in areas important to our shareholders. The following summary highlights the key themes and comments we heard from our shareholders as well as the actions the Compensation Committee has taken.

Themes	Comments Received	Our Response/Action
2013 Special CEO Equity Award: Our CEO, Kevin Gilligan, was granted a Strategic Transformation Award in May 2013.	We did not clearly articulate the purpose of the award or the rationale for the performance metric, which was based on stock price appreciation.

Supplemental disclosure filed with the SEC on May 6, 2014, providing extensive details on the rationale for, and design provisions of, the award. Additional details about Mr. Gilligan’s Strategic Transformation Award are provided below.

Peer Group Composition	Some of the companies in our peer group, especially non-industry peers, were significantly larger than our company.

Our Compensation Committee changed our peer group to (i) position us more closely to the median range of the peer group in various measures of size and (ii) increase the number of education services companies in the peer group in December 2014.

See “Compensation Determination – Peer Group” for additional information.

Long-Term Performance Cash Plan (LTPC)	Linking pay to relative performance should be more explicitly addressed in our plan design.

Our Compensation Committee approved a revised LTPC peer modifier based on cumulative total shareholder return in February 2015.

See “2014 Executive Compensation Decisions – Long-Term Incentive Plan Awards” for additional information.

2014 Equity Plan: We requested our shareholders approve a new equity plan in 2014	The number of shares we requested could be viewed as excessive by some measures and did not adequately account for dilution.	We will closely evaluate future equity plan share requests, taking into account this feedback and then-current governance factors, including shareholder and proxy advisory voting guidelines.

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EXECUTIVE COMPENSATION

Highlights and Policies of Our Executive Compensation Program

Below we highlight certain executive compensation practices and policies we employ to align executive compensation with shareholder interests. Also listed below are certain compensation practices we do not employ because we believe they would not serve our shareholders’ long-term interests.

What We Do

■	Pay for Performance. We align our annual incentive plan and long-term performance cash plan with objective performance metrics, including revenue and operating income (both measured on an annual basis as well as cumulatively over three years), and learner satisfaction and learner persistence (both measured annually). A significant portion of our NEO’s potential compensation is not guaranteed, but it is linked to achievement of financial metrics and shareholder return.

■	Stock Ownership Guidelines. We have robust stock ownership guidelines for our NEOs. Prior to satisfying the guidelines, the only permitted disposition is sale/forfeiture to cover income tax liabilities associated with option exercises, the lapsing of restrictions on restricted stock awards or the constructive receipt of shares underlying restricted stock units. Compliance is measured at the time of any proposed sale transactions using recent trading prices to determine fair market value. The retention guidelines for our current NEOs are as follows:

Position	Company Common Stock Equal to:

Chief Executive Officer	Four times annual salary

Senior Vice Presidents	Two times annual salary

Vice President	One times annual salary

■	Independent Compensation Consultant. The Committee annually evaluates the independent compensation consultant in order to ensure the consultant’s continuing independence in accordance with the listing standards of NASDAQ.

■	Clawback Policy/Compensation Recoupment. Our clawback policy allows us to recoup from our NEOs incentive-based bonus and equity compensation gains resulting from certain misconduct that causes a financial restatement.

■	Compensation Risk Assessment. A risk assessment of our compensation programs is performed on an annual basis, and the results of this assessment are reviewed with our Compensation Committee. This assessment indicates that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on our company.

■	Incentive Compensation Regulations. We structure our executive compensation programs to comply with United States Department of Education regulations regarding incentive compensation.

■	Equity Awards Practice. Except as noted below, our equity awards practice is that grants may only be made when our insider trading window is open. This practice helps ensure that equity awards are made at a time when any material information that may affect our stock price has been provided to the market and, therefore, the exercise price or value of the award reflects the fair value of our stock based on all relevant information. In the case of new-hire grants, our Compensation Committee may approve awards with grant dates based on a specified future date of hire.

■	Annual Shareholder “Say on Pay.” We value our shareholders’ input on our executive compensation programs. Our Board of Directors seeks an annual non-binding advisory vote from shareholders to approve the executive compensation disclosed in our CD&A, tabular disclosures and related narrative in our proxy statements.

What We Don’t Do

■	Offer excessive perquisites. We do not offer any significant perquisites to our NEOs.

■	Permit hedging of our stock. Our insider trading policy prohibits our directors and executives from engaging in hedging transactions.

■	Permit pledging of our stock. Our insider trading policy prohibits our directors and executives from engaging in margin loans or otherwise pledging their shares.

■	Guarantee bonuses or equity grants. None of our NEOs has guaranteed bonuses or commitments to receive equity-based awards.

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■	Reprice or replace underwater stock options without prior shareholder approval. Our equity incentive plan does not permit repricing or exchange of underwater stock options without shareholder approval.

■	Offer income tax gross-ups. We do not provide income tax gross-ups to our NEOs.

■	Offer single trigger change-in-control provisions. The change-in-control provisions across all of our compensation vehicles are double trigger.

Philosophy and Goals of Our Executive Compensation Program

We believe that compensation programs should be a tool to increase shareholder value by linking corporate strategy and business objectives. Five key business objectives and their corresponding compensation element(s) are as follows:

I.	Attract, retain and motivate talent (tied to salary and annual adjustments);

II.	Pay for performance (tied to annual and long-term incentive plans);

III.	Align interests of business leaders with those of shareholders (tied to long-term incentive plans);

IV.	Align compensation with strategy (tied to annual and long-term incentive plans); and

V.	Discourage inappropriate risk taking (tied to all plans).

We believe these objectives allow us to best align with shareholder interests and ensure that a significant portion of our executives’ pay is based on performance objectives. The underpinning of our compensation plans is our commitment to our learners and to leading the organization with high integrity in a way that reflects our corporate values.

In general, we target base salary, annual incentives and long-term incentives to be within a modest range around the market median. During 2014, we refined this range around median to be +/- 10% for base salary, +/-15% for annual bonus, and +/-20% for long-term incentives and total direct compensation. Other factors and aspects of our philosophy are considered by the Compensation Committee when determining specific levels within those ranges. We believe all elements of compensation should be consistent with relevant industry norms and comply with all applicable rules and regulations, including United States Department of Education incentive compensation regulations.

Total Direct Compensation Elements

Element		Purpose		Key Features
Base Salary	•	To attract and retain executives with a competitive level of regular income	•	Calibrated to range around median of peer group
			•	Based on size, scope and complexity of the individual’s role
			•	Reflects past and current performance, experience, knowledge, and skills
Annual Incentive Plan	•	To encourage and reward contributions to our annual financial and non-financial objectives through performance-based compensation subject to challenging, objective, and transparent performance metrics	•	Calibrated to range around median of peer group
			•	Target award opportunities are set as percentage of the NEO’s base salary, ranging from 50 to 100%
			•	Actual award payouts can range from 0 to 200% of individual target depending on performance
			•	Performance metrics are based on annual revenue and operating income goals, and non-financial learner satisfaction and learner success goals
			•	See page 26 for more details
Long-Term Incentive Award	• •	To encourage and reward building long-term shareholder value through successful strategy execution Designed to drive long-term shareholder value and to retain executives	• •

Calibrated to range around median of peer group

Equally weighted mix of stock options (four-year pro-rata vesting), restricted stock units (three-year cliff vesting) and long-term performance cash (three-year overlapping performance cycles)

			•	Performance metrics based on three-year cumulative revenue and operating income goals, as well as three-year performance relative to peers
Other Compensation	•	To provide market competitive welfare and retirement benefits, as well as a limited number of perquisites	•

NEOs participate in most of the same benefit plans made available to all US-based salaried employees, including medical, disability, life insurance, and 401(k) plan; in addition, NEOs receive premiums for supplemental life insurance benefits and full medical insurance payments

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Role of Compensation Consultants and Management

In September 2014, the Compensation Committee completed a request for proposal process for our independent compensation consultant. Our previous consultant, Aon Hewitt, had been engaged since 2009. As a result of this evaluation, the Compensation Committee made the decision to engage Frederic W. Cook & Co. as the new independent compensation consultant. Both Aon Hewitt and Frederic W. Cook & Co. had no other significant compensation consulting engagements with management during 2014, and they were hired by and reported to the Compensation Committee and worked collaboratively with management at the direction of the Committee.

Our independent compensation consultants are engaged to:

■	Compile and assess market competitiveness for the compensation of our executives, consistent with our compensation philosophy;

■	Provide counsel on Compensation Committee best practices, compensation risk management, market changes and responses to regulatory changes;

■	Review and provide input on the companies included in our peer group used for benchmarking purposes; and

■	Provide input on the design of the annual and long-term incentive compensation programs.

All work performed by the consultant at the request of management is authorized by the Compensation Committee prior to commencement.

The Compensation Committee has assessed the independence of Aon Hewitt and Frederic W. Cook & Co. pursuant to Securities and Exchange Commission (SEC) and NASDAQ rules and concluded that Aon Hewitt’s and Frederic W. Cook & Co.’s work for the Compensation Committee does not raise any conflict of interest.

With respect to CEO compensation, our compensation consultant provides an independent recommendation to our Compensation Committee. For other NEOs, our compensation consultant provides input and our CEO makes recommendations to the Compensation Committee about their compensation.

Compensation Determination – Peer Group

Compensation Committee, with the assistance of management and the independent compensation consultant, benchmarks our performance and compensation against the for-profit education sector, along with the general market for executive-level talent. Our peer group review process is conducted annually, which includes reviewing and affirming criteria (i.e. industry, size, etc.); and reviewing current peer group companies to determine if any should be considered for removal, to decide if any need to be added, and to consider the impact of such changes.

The peer group used to set 2014 compensation for our NEOs is profiled in the first column of the chart below (referred to as the “Prior Peer Group”). As mentioned above, in 2014 we made several changes to our peer group based on feedback received from our shareholder outreach. These changes are profiled in the middle two columns of the chart below. The new peer group represents a combination of competitors in the education field and companies outside of education with similar business models based on guidance provided by the independent compensation consultant. The Compensation Committee considered the following objectives in determining the new peer group:

■	position Capella closer to the median range of the comparison companies in various measures of company size;

■	increase the number of education services companies in the comparison group; and

■	incorporate investor feedback regarding the size and composition of the comparison group.

In selecting peers outside of the education sector, we identified high-performing companies with an emphasis on the following characteristics: similar in terms of sourcing talent, customer acquisition and retention; online marketing; and technology-enabled service business models. The new peer group is profiled in the final column of the chart below (referred to as the “New Peer Group”).

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Prior Peer Group	Deletions	Additions	New Peer Group
Education Services Companies
American Public Education			American Public Education
Apollo Education			Apollo Education
Bridgeport Education			Bridgeport Education
Career Education			Career Education
Corinthian Colleges	Corinthian Colleges
DeVry			DeVry
Education Management	Education Management
		Graham Holdings	Graham Holdings
Grand Canyon Education			Grand Canyon Education
ITT Educational Services			ITT Educational Services
K12			K12
		Learning Tree	Learning Tree
		Lincoln Educational	Lincoln Educational
		National American	National American
Strayer Education			Strayer Education
		Universal Technical	Universal Technical
General Industry Companies
Advisory Board			Advisory Board
Allscripts Healthcare	Allscripts Healthcare
Corporate Executive Board			Corporate Executive Board
FTI Consulting	FTI Consulting
Huron Consulting			Huron Consulting
Insperity	Insperity
		Life Time Fitness	Life Time Fitness
Monster Worldwide			Monster Worldwide
Morningstar	Morningstar
		Orbitz Worldwide	Orbitz Worldwide
Weight Watchers	Weight Watchers
20	7	7	20

With the updated peer group, our position is composite ranked at the 46th percentile among the total peer group and at 55th percentile among the education peers. Composite percentile rank includes Net Revenue, Operating Income (EBIT), EBIT Margin, Total Equity and Market Capitalization.

As an additional data point, in 2014, we benchmarked our compensation against our peer group, looking at base salary; total cash compensation, which is comprised of base salary and target annual incentive compensation; and total direct compensation, which is comprised of total cash compensation plus the value of long-term incentive compensation. In making decisions on the compensation for executive officers, the Compensation Committee considered the executive’s experience, performance and potential and competitive benchmarking to align pay and performance. The Compensation Committee reviewed the resulting executive’s total compensation relative to the benchmark data and considered the pay of each executive appropriate.

The charts below present the total direct compensation (TDC) target mix for our CEO and other NEOs in comparison with our peer group median, according to our independent compensation consultant. Actual grants made to executives in 2014 appear in the table titled “Grants of Plan-Based Awards in 2014.”

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2014 Executive Compensation Decisions

The compensation philosophy outlined above served as the primary guiding principle for compensation decisions regarding Mr. Gilligan and the other NEOs. Generally, the Compensation Committee’s compensation actions for 2014 reflected a pay for performance philosophy, the achievement of management’s financial, learner satisfaction and learner success objectives.

Base Salary. The Compensation Committee annually reviews salaries for our executive officers against performance and market survey data, and uses a range around market median as a benchmark for each position. In 2014, our NEOs were benchmarked at median against similar positions in our peer group by our independent compensation consultant. Our newly-hired executive officer Renee Jackson’s base salary is also benchmarked at median against similar positions in the market.

Consistent with common practice in executive compensation and consistent with our prior year compensation programs, our consultants proposed, and the Compensation Committee approved, our NEOs’ base salaries in 2014 as set forth below. Mr. Gilligan’s merit increase was 9%, which brings his new base salary to market median against similar titles in our peer group, also set as the new range midpoint. Other NEOs’ merit increase was 3%, which is consistent with general market trends.

Name	Base Salary for 2013	Merit Increase in 2014	Base Salary for 2014
J. Kevin Gilligan	$686,200	9%	$750,000
Steven L. Polacek	$419,200	3%	$431,800
Scott L. Kinney	$375,000	3%	$386,300
Sally B. Chial	$332,600	3%	$342,600
Gregory W. Thom	$315,200	3%	$324,700
Renee L. Jackson	-	-	$300,000

Annual Incentive Plan. The Management Incentive Plan (MIP) is our annual cash incentive plan based on targets that reward strong company financial performance and is designed and administered to comply with all Department of Education regulatory requirements. The level of participation for each executive officer in the annual incentive plan is based upon the degree to which his or her position impacts overall financial performance of the company, and also by benchmarking target incentive compensation levels to comparable positions in our peer companies or at companies of similar size, as represented by general industry surveys.

Financial metrics accounted for 80% of the targeted annual incentive, split evenly between revenue and operating income. This weighting is based on our belief that both revenue growth and operating income growth are equally critical goals at this stage of our development and to our shareholders. The remaining 20 percent of the targeted incentive opportunity was divided between two measures of learner satisfaction and a measure of learner success. Learner satisfaction consists of two quality measurements: Priorities Survey for Online Learners (PSOL) and End of Course Evaluations (EOCEs), which together account for half of the non-financial component of the targeted incentive. Learner success, measured based upon improvement in new learner cohort persistence over a period of time, accounts for the other half of the non-financial component of the targeted incentive.

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In making its annual determination of minimum, target and maximum payout levels under the annual incentive plan, the Compensation Committee may consider any specific and unusual circumstances facing us during that year.

At the beginning of 2014, the Compensation Committee approved the payout matrix that details payout opportunities based on the company’s achievement of plan objectives for 2014. Both of the learner satisfaction instruments required improvement over prior year baseline in order to achieve any payout on the learner satisfaction portion of the plan. The learner success measure also required improvement over the prior year baseline in order to achieve any level of payout. The 2014 annual cash incentive plan payout levels and actual MIP plan results are outlined below.

Based on the combined results achieved for each of these plan components, participants (including our named executive officers) earned approximately 97.5% of the targeted incentive opportunity in 2014.

Measure	Weight	Threshold 25% Payout	Target 100% Payout	Maximum 200% Payout	2014 Results	2014 Achievement Results	2014 MIP Weighted Payout
Financials*
Revenue (in million $)	40%	$406.0	$416.4-$420.6	$431.0	$422.0	113.3%	45.4%
Operating Income (in million $)	40%	$60.0	$64.2-$65.8	$70.0	$65.9	101.3%	40.5%
Quality/Learner Satisfaction
Priorities Survey for Online Learners (PSOL) End of Course Evaluations (EOCEs)	10%	Any improvement in PSOL (NPS ≥ 68.31) and in EOCEs (Avg ≥ 4.261)	Improvement (at 90% confidence level) in PSOL (NPS ≥ 69.40) and in EOCEs (Avg ≥ 4.268)	Improvement (at 95% confidence level) in PSOL (NPS ≥ 69.71) and in EOCEs (Avg ≥ 4.269)	65.69 4.242	0.0%	0.0%
Learner Success (Persistence)	10%	No decline from LQ1 – LQ4 2013 early cohort persistence	+2.0 points of Persistence improvement over LQ1 – LQ4 2013 early cohort persistence	+4.0 points of Persistence improvement over LQ1 – LQ4 2013 early cohort persistence	+2.3 points of Persistence improvement over 2013 baseline	116.0%	11.6%
					TOTAL MIP PAYOUT TO TARGET		97.5%

*For purposes of the Management Incentive Plan, our revenue is calculated in accordance with generally accepted accounting principles (GAAP). At the time the 2014 MIP was approved, the Compensation Committee determined to exclude the expected impact of a lease amendment charge and the associated benefits of lower lease expense in 2014 for the purpose of determining achievement of the operating income component of the annual incentive plan.

Long-Term Incentive Plan Awards. In order to drive long-term shareholder value and retain executives, the long-term incentive grants are typically made once annually to eligible executives, in the form of stock options, restricted stock units (RSUs) and long-term performance cash (LTPC). In addition, Mr. Gilligan in 2013 was granted a five-year Market Stock Unit (MSU) Award, which is more fully described under the heading “2013 Strategic Transformation Award to CEO” on page 29 of this proxy statement. The long-term incentive awards elements for our NEOs are outlined below.

Element	Stock Options	RSUs	LTPC	MSU
Receiver		All NEOs		CEO
Weight	1/3 of LTI Grant	1/3 of LTI Grant	1/3 of LTI Grant	Not part of regular LTI mix
Vesting Schedule	Four-year graded	Three-year cliff	Three-year, one-time payout	Five-year, one-time payout
When Granted	Generally annually	Generally annually	Generally annually	One-time granted in 2013
Delivery Format	Equity	Equity	Cash	Equity
Type of Performance	Long-term and variable	Long-term and variable	Long-term and variable	Long-term and variable
Payout Determination	Depends on stock price on exercise date	Depends on stock price on vest date	Financial performance and comparison with peers	Depends on stock price on vest date

Target long-term incentive grant levels for each executive are expressed as a percentage of the executives’ base pay. Target grant values for our NEOs range from 85% to 230% of base salary. In making decisions on the grant levels for these officers, the Committee referenced the range of peer groups’ long-term incentive targets and considered the performance level and experience of each executive.

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2014 Stock Option Awards

We make annual grants of stock options to our NEOs that represent approximately one-third of their long-term incentive opportunity. Stock options vest ratably over four years and have a ten-year exercise term.

2014 Restricted Stock Unit Awards

We make annual grants of RSUs to our NEOs that represent approximately one-third of their long-term incentive opportunity. RSUs cliff-vest after three years, subject to continued employment.

2012-2014 Long-Term Performance Cash Awards

To effectively align interests of shareholders, management and regulators, in 2012, we enhanced our Long-Term Incentive Plan with a three-year Long-Term Performance Cash plan. This plan includes both performance-based metrics and a modifier based on our performance compared to our selected education peer group performance. We make annual grants of LTPC awards to our NEOs that represent approximately one-third of their long-term incentive opportunity.

Our plan provides participants an opportunity to earn from 0 to 200% of the targeted incentive, depending on the degree to which the company achieved its multi-year performance objectives for revenue growth, Return on Invested Capital (ROIC) and a quality measure (Federal Standards-Gainful Employment). Following the end of the three-year performance period, the Compensation Committee may apply a performance modifier calculated by comparing our performance versus the selected education industry peers, and adjusting the portion of the payout attributable to these measures negatively by 10% and positively by up to 20% based on our relative achievement on these measures. The quality metric of Federal Standards-Gainful Employment consisted of two measures: loan repayment rate and debt to earnings ratio. The Federal Standards-Gainful Employment quality metric was structured so that payout would occur at target if we met either of the two Gainful Employment measures for each eligible Capella University program.

After federal courts vacated the Gainful Employment Standards that were previously a metric under our plan in 2012, replacement metrics were identified for the remainder of the three-year plan (2013-2014): cumulative two-year revenue and operating income each accounting for 50% respectively. All performance measures and goals applicable to the 2012-2014 performance period and actual long-term performance cash results are summarized in the table below. Based on the combined results achieved for each of these plan components, participants (including our named executive officers) earned approximately 21.6% of the targeted incentive opportunity under the 2012-2014 LTPC plan.

Measure	Weight	Threshold* 50% Payout	Target 100% Payout	Maximum 200% Payout	Performance Modifier		Results	Achievement	2012 & 2013-2014 Replace Plan Payout
Financials (2012-2014)**
Revenue Growth (3-Year CAGR)	40.00%	3.00%	4.56%	6.10%	Perf vs Peers	Modifier	-0.6%	0.0%	0.0%
					› Peers = Peers ‹ Peers	x 1.2 x 1.0 x 0.9
Average ROIC	40.00%	24.30%	30.00%	35.20%	Actual Performance		21.3%	0.0%	0.0%
					› Peers	x 1.2
Federal Standards – Gainful Employment (2012)
Loan Repayment	6.67%	Achieved 100% of target on this metric before law was vacated, making metric unusable going forward			N/A		100.0%	100.0%	6.7%
Debt-to-Earnings
Gainful Employment Replacement (2013-2014)**
2-year Cumulative Revenue (2013-2014)	6.67%	$757.5	$819.6- $840.6	$897.9	N/A		$837.6	100.0%	14.9%
2-year Cumulative Operating Income (2013-2014)	6.67%	$73.3	$106.4- $117.2	$149.6			$125.7	123.4%
Final Blended Payout to Target									21.6%

* Threshold payout for 2013-2014 Gainful Employment Replacement plan is 25%, not 50%

** For purposes of the Long-Term Performance Cash plan, revenue is calculated in accordance with generally accepted accounting principles (GAAP). The Committee determined to exclude the compensation cost of Mr. Gilligan’s Strategic Transformation award for the purpose of determining achievement of the 2013 and 2014 operating income component.

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Since 2013, we have evolved our Long-Term Performance Cash Plan with the following changes:

■	For the 2013-2015 and 2014-2016 LTPC plans, performance metrics were based on three-year cumulative revenue and operating income goals tied to our long-range strategic plan, with each accounting for 50% respectively.

■	For 2013-2015 and 2014-2016 LTPC plans, earned awards were further subject to a -10%/+20% modifier based on our revenue and operating income performance over the three-year performance period relative to our selected education peer group.

■	In late 2014, our peer groups were updated. As a result, the full 20 peer group instead of just the education peers will be used for calculating the performance modifier.

■	In 2015, the performance modifier in the LTPC was changed to cumulative Total Shareholder Return (TSR) compared to the peer group. In addition, the modifier was made symmetrical, so that LTPC awards will be adjusted -20%/+20% based on TSR performance against the peer group.

Alternative Equity Awards

As needed to attract qualified candidates, we may make a long-term incentive grant at the time of hire. Newly promoted executives are eligible for a grant commensurate with their level at the next regularly scheduled annual grant. At times, our Compensation Committee may identify a need to strengthen retention value for a key executive and do so through a special incentive grant.

2013 Strategic Transformation Award to CEO

During 2013, we were in the midst of a challenging and pivotal period in our sector’s and our company’s history. The Board determined it was central to our shareholders’ interests to ensure our CEO was focused on and rewarded for leading our company through strategic change and delivering long-term shareholder value. In response, in May 2013, our Board granted a Strategic Transformation Award that cliff vests five years after grant, based solely upon the 90-day average closing price for our common stock at vesting. The award was intended to be a special one-time award opportunity, rather than an ongoing element of annual compensation. The award only vests if our total shareholder return increases at least 50% from the date of grant. The award further serves as an effective retention incentive because the stock price target must be attained in the final 90 days of the five-year performance period. The award is subject to double trigger vesting upon a change-in-control event and forfeiture if termination occurs for any reason other than death, disability, or involuntary termination other than for cause. In addition, the award is subject to a “clawback” provision resulting in forfeiture of the award or repayment of the value of the vested award if Mr. Gilligan engages in conduct inconsistent with our ethical standards.

Accounting and Tax Impact of Executive Compensation Programs

Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a $1 million limit on the amount that a public company may deduct for compensation paid to the company’s CEO or any of the next three most highly compensated executive officers, other than the CFO, who are employed as of the end of the year. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance-based” compensation (i.e., compensation paid only if the individual’s performance meets pre-established objective goals based on performance criteria approved by shareholders).

We generally structure our incentive compensation so that it will be deductible under Section 162(m); however, the Compensation Committee reserves its right to award compensation that is not deductible under Section 162(m) if it determines that it is in our shareholders’ best interest to award such compensation in order to attract and retain our executives.

Compensation Committee Report

The Compensation Committee has discussed and reviewed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE:

Michael A. Linton, Chair
Rita D. Brogley
David W. Smith
Jeffrey W. Taylor

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Summary Compensation Table

The following table shows, for (i) our chief executive officer, (ii) our chief financial officer, (iii) our three other executive officers as of December 31, 2014, and (iv) our former senior vice president-human resources, collectively referred to as our named executive officers, information concerning compensation earned for services in all capacities during the fiscal years ended December 31, 2014, December 31, 2013 and December 31, 2012.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
J. Kevin Gilligan	2014	738,625	-	643,986	624,991	821,650	10,730	2,840,009
Chief Executive Officer	2013	688,839	-	3,045,489	520,842	710,903	10,678	4,976,751
	2012	684,985	-	499,001	484,344	295,354	10,862	1,974,546
Steven L. Polacek	2014	430,650	-	297,524	288,769	359,459	10,510	1,386,912
Senior Vice President and	2013	420,812	-	263,564	255,778	325,718	10,492	1,276,364
Chief Financial Officer	2012	418,459	-	219,108	212,565	135,324	10,527	995,983
Scott L. Kinney	2014	385,265	-	136,024	132,017	227,067	10,477	890,850
University President	2013	376,442	-	135,976	132,002	194,250	10,461	849,131
	2012	346,154	-	191,181	185,634	77,737	10,425	811,131
Sally B. Chial(4)	2014	272,949	-	227,075	99,018	133,925	10,399	743,366
Senior Vice President -	2013	333,879	-	226,949	98,971	172,287	10,432	842,518
Human Resources	2012	332,010	-	92,818	90,099	71,579	10,418	596,924
Gregory W. Thom(5)	2014	323,830	-	91,181	88,442	172,353	10,433	686,239
Senior Vice President and	2013	316,412	-	91,135	88,438	163,274	10,420	669,679
General Counsel	2012	314,982	-	72,283	70,521	67,907	10,397	535,820
Renee L. Jackson(6)	2014	26,538	-	49,947	-	-	8	76,493
Vice President and
General Counsel

(1)	Valuation based on the grant date fair value of the awards granted in each fiscal year, calculated in accordance with ASC Topic 718. See Note 10 to our consolidated financial statements for the year ended December 31, 2014 for a description of the assumptions used in each year presented. The grant date fair value ($2,508,844) of the Market Stock Award (MSU) granted to Mr. Gilligan in 2013 is calculated by using the Monte Carlo simulation valuation model with the following assumptions: volatility of 45.72% and a risk free interest rate of 0.75%.
(2)	Based on 2014 company performance, annual cash incentive awards were paid out at a 97.5% of target incentive opportunity; based on 2012-2014 company performance, long-term cash incentives awards were paid out at 21.6% of target incentive opportunity. Annual cash incentive awards earned for each named executive officer were as follows: Mr. Gilligan—$717,206; Mr. Polacek—$313,610; Mr. Kinney—$187,040; Ms. Chial—$114,494; and Mr. Thom—$157,214. Long-term cash incentive awards earned for each named executive officer were as follows: Mr. Gilligan—$104,444; Mr. Polacek—$45,849; Mr. Kinney—$40,027; Ms. Chial—$19,431; and Mr. Thom—$15,139.
(3)	Represents the value of our matching contribution to the 401(k) plan accounts of the named executive officers, and the premiums we paid for group term life insurance on behalf of the named executive officers. The amounts for 2014 include:
■	For Mr. Gilligan, a 401(k) matching contribution to his account of $10,200 and life insurance premiums paid on his behalf in the amount of $530.
■	For Mr. Polacek, a 401(k) matching contribution to his account of $10,200 and life insurance premiums paid on his behalf in the amount of $310.
■	For Mr. Kinney, a 401(k) matching contribution to his account of $10,200 and life insurance premiums paid on his behalf in the amount of $277.
■	For Ms. Chial, a 401(k) matching contribution to her account of $10,200 and life insurance premiums paid on her behalf in the amount of $199.
■	For Mr. Thom, a 401(k) matching contribution to his account of $10,200 and life insurance premiums paid on his behalf in the amount of $233.
■	For Ms. Jackson, life insurance premiums paid on her behalf in the amount of $8.
(4)	Ms. Chial was appointed to the role of Vice President for Leadership, Coaching and Assessment effective April 7, 2014. With this change, Ms. Chial served as a key leader in a non-executive capacity for the remainder of 2014.
(5)	Mr. Thom retired effective January 2, 2015.
(6)	Ms. Jackson joined the Company on December 1, 2014.

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Grants of Plan-Based Awards in 2014

The following table sets forth certain information concerning plan-based awards granted to the named executive officers during the fiscal year ended December 31, 2014.

Name	Grant Date	Threshold ($)		Target ($)		Maximum ($)		All Other Stock Awards; Number of Shares of Stock or Units		All Other Option Awards; Number of Securities Underlying Options ($)(8)	Exercise or Base Price of Option Awards ($/Sh)(9)	Grant Date Fair Value of Stock and Option Awards ($)
J. Kevin Gilligan		183,956	(1)	735,822	(2)	1,471,644	(3)
		156,250	(4)	625,000	(5)	1,500,000	(6)
	2/20/2014							9,909	(7)			643,986
	2/20/2014									31,913	64.99	624,991
Steven L. Polacek		80,438	(1)	321,750	(2)	643,500	(3)
		72,200	(4)	288,800	(5)	693,120	(6)
	2/20/2014							4,578	(7)			297,524
	2/20/2014									14,745	64.99	288,769
Scott L. Kinney		47,974	(1)	191,894	(2)	383,789	(3)
		33,000	(4)	132,000	(5)	316,800	(6)
	2/20/2014							2,093	(7)			136,024
	2/20/2014									6,741	64.99	132,017
Sally B. Chial		33,988	(1)(11)	135,952	(2)(11)	271,903	(3)(11)
		24,750	(4)	99,000	(5)	237,600	(6)
	2/20/2014							3,494	(7)			227,075
	2/20/2014									5,056	64.99	99,018
Gregory W. Thom		40,324	(1)	161,294	(2)	322,589	(3)
		22,125	(4)	88,500	(5)	212,400	(6)
	2/20/2014							1,403	(7)			91,181
	2/20/2014									4,516	64.99	88,442
Renee L. Jackson	12/10/2014							730	(10)			49,947

(1)	Reflects the cash incentive payout possible under the Management Incentive Plan for 2014, assuming the minimum performance criteria for each component is satisfied, which was 25% of target incentive opportunity.
(2)	Reflects the target cash incentive payout possible under the Management Incentive Plan for 2014 for achievement of 100% of target.
(3)	Reflects the maximum cash incentive payout possible under the Management Incentive Plan for 2014, for achievement in excess of 100% of target and up to the maximum, which was 200% of target incentive opportunity. Based on actual Management Incentive Plan achievement, a payout of 97.5% was earned.
(4)	Reflects the cash incentive payout possible under the Long-Term Performance Cash Plan, assuming the minimum performance criteria for each component is satisfied, which is 25%.
(5)	Reflects the target cash incentive payout possible under the Long-Term Performance Cash Plan, which is 100%.
(6)	Reflects the maximum cash incentive payout possible under the Long-Term Performance Cash Plan, which is 240%.
(7)	Reflects restricted stock units granted under our annual executive grant program. These vest and are settled in the form of common stock on the third anniversary of the date of grant.
(8)	Reflects stock options granted under our annual executive grant program. These vest and become exercisable in 25% increments on each annual anniversary of the date of grant.
(9)	Reflects fair market value on the date of grant.
(10)	Reflects restricted stock units granted. These vest and are settled in the form of common stock on the second anniversary of the date of grant.
(11)	Effective April 7, 2014, Ms. Chial’s base compensation was $250,000 and her target bonus for the annual incentive plan was 40%.

Executive Agreement Provisions

The following provisions for individual executive agreements are applicable to understanding the compensation tables.

On January 20, 2009, we entered into an employment agreement with J. Kevin Gilligan, pursuant to which Mr. Gilligan agreed to serve as our Chief Executive Officer. Pursuant to the terms of his employment agreement, Mr. Gilligan received, among other things: (1) an initial annualized base salary of $575,000, (2) an initial annual incentive compensation award targeted at 100% of his base salary, and (3) 6,000 shares of restricted stock, subject to a two-year ratable vesting period.

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On May 7, 2013, we approved a Strategic Transformation Incentive Award (“Award”) for Mr. Gilligan in the form of Market Stock Units (“MSUs”) with a performance feature based on the price of our common stock at the end of a five-year period (“Performance Period”). Key terms of the Award are as follows:

■	Award structure: The MSUs will vest at different levels based on the 90-day average closing price for our common stock at the end of the Performance Period, plus the per share value of any dividends paid during the Performance Period (“Ending Value”).

■	Minimum and Maximum Vest: If the Ending Value is at or below $32.09 (the 90-day average closing price on the date of grant), then no shares will vest. The maximum number of shares that may vest is 103,972 which would occur if our Ending Value is at or above $48.09. If the Ending Value is between $32.09 and $48.09, shares will vest based on straight line interpolation.

■	Termination Provisions:

■	Voluntary Termination, including Retirement: If Mr. Gilligan voluntarily resigns during the Performance Period, including retirement, then the MSUs will be forfeited.

■	Death, Disability, or Involuntary Termination Not for Cause: If Mr. Gilligan dies, becomes disabled or is terminated without cause during the Performance Period, then the MSUs will vest based on an abbreviated Performance Period.

■	Change-in-Control: In the event of a change-in-control, if Mr. Gilligan’s employment is terminated without cause or he resigns for good reason, then the MSUs will vest in full.

Outstanding Equity Awards at 2014 Fiscal Year-End

The following table sets forth certain information concerning equity awards outstanding to the named executive officers at December 31, 2014.

Name	Date of Grant	Option Awards					Stock Awards			Equity Incentive Plan Awards
		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested(#)	Market Value of Shares or Units of Stock That Have Not Vested ($)		Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
J. Kevin Gilligan	5/11/2010	40,350		89.09	5/10/2017	(1)
	5/10/2011	40,035	13,345	50.53	5/9/2018	(1)
	2/22/2012	14,703	14,702	41.07	2/21/2022	(1)
	2/21/2013	10,447	31,338	32.26	2/20/2023	(1)
	2/20/2014		31,913	64.99	2/19/2024	(1)
	5/11/2010						5,610	431,746	(3)
	2/22/2012						12,150	935,064	(2)
	2/21/2013						16,635	1,280,230	(2)
	5/7/2013									103,972	8,001,685(4)
	2/20/2014						9,909	762,597	(2)
Steven L. Polacek	5/10/2011	18,589	6,196	50.53	5/9/2018	(1)
	2/22/2012	6,453	6,452	41.07	2/21/2022	(1)
	2/21/2013	5,130	15,390	32.26	2/20/2023	(1)
	2/20/2014		14,745	64.99	2/19/2024	(1)
	2/22/2012						5,335	410,582	(2)
	2/21/2013						8,170	628,763	(2)
	2/20/2014						4,578	352,323	(2)
Scott L. Kinney	2/22/2012	5,636	5,634	41.07	2/21/2022	(1)
	2/21/2013	2,648	7,942	32.26	2/20/2023	(1)
	2/20/2014		6,741	64.99	2/19/2024	(1)
	2/22/2012						4,655	358,249	(2)
	2/21/2013						4,215	324,386	(2)
	2/20/2014						2,093	161,077	(2)
Sally B. Chial	5/11/2010	8,900		89.09	5/10/2017	(1)
	5/10/2011		2,868	50.53	5/9/2018	(1)
	2/22/2012		2,734	41.07	2/21/2022	(1)
	2/21/2013		5,955	32.26	2/20/2023	(1)
	2/20/2014		5,056	64.99	2/19/2024	(1)
	2/22/2012						2,260	173,930	(2)
	2/21/2013						7,035	541,414	(2)
	2/20/2014						3,494	268,898	(2)
Gregory W. Thom	5/11/2010	5,400		89.09	5/10/2017	(1)
	5/10/2011		2,287	50.53	5/9/2018	(1)
	2/22/2012		2,132	41.07	2/21/2022	(1)
	2/21/2013		5,321	32.26	2/20/2023	(1)
	2/20/2014		4,516	64.99	2/19/2024	(1)
	2/22/2012						1,760	135,450	(2)
	2/21/2013						2,825	217,412	(2)
	2/20/2014						1,403	107,975	(2)
Renee L. Jackson	12/10/2014						730	56,181	(5)

(1)	Vests and becomes exercisable in 25% increments on each yearly anniversary of the date of the grant.
(2)	Vests on the third anniversary of the date of grant.
(3)	Vests on the fifth anniversary of the date of grant.
(4)	Vests as detailed in the Strategic Transformation Incentive Award portion of the Executive Agreement Provisions.
(5)	Vests on the second anniversary of the date of grant.

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Option Exercises and Stock Vested in Fiscal Year 2014

The following table sets forth certain information concerning stock option exercises and vesting of stock awards for the named executive officers in 2014.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
J. Kevin Gilligan	—	—	10,360	625,019
Steven L. Polacek	—	—	4,810	290,187
Scott L. Kinney	—	—	—	—
Sally B. Chial	21,328	311,103	3,590	216,585
Gregory W. Thom	26,075	527,646	3,080	185,816
Renee L. Jackson	—	—	—	—

(1)	The value realized on exercise is calculated as the multiple of (A) either (i) the actual sales price of the shares underlying the options exercised if the shares were immediately sold or (ii) the closing price of the shares underlying the options exercised if the shares were held, minus (B) the applicable exercise price of those options.
(2)	The value realized on vesting is calculated as the closing price of the shares on the release date.

Potential Payments Upon Termination or Change-in-Control

On September 11, 2007, we established the Capella Education Company Senior Executive Severance Plan, referred to as the Senior Executive Severance Plan, to provide severance pay and other benefits to certain eligible employees. To be eligible for the Senior Executive Severance Plan, the employee must: (1) be designated as a participant in writing by our chief executive officer, (2) be in a select group of management or highly compensated employees within the meaning of the Employee Retirement Income Security Act of 1974, (3) have completed 90 days of service with us from the most recent date of hire, (4) have their employment terminated under certain circumstances, (5) not be a participant in the Executive Severance Plan applicable to certain other employees and (6) execute a release. The release contains non-competition and non-solicitation provisions that apply for a period of 12 months post-termination of employment, and confidentiality provisions that apply indefinitely following termination of employment. As of December 31, 2014, the participants in the Senior Executive Severance Plan included our chief executive officer and chairman of the board of directors and all senior vice president and vice president level employees, including all of the named executive officers in the Summary Compensation Table.

Under the Senior Executive Severance Plan, as amended on December 13, 2007 and August 14, 2008, a qualifying severance event occurs if, unrelated to a change-in-control, there is an involuntary termination other than for cause. A qualifying event also occurs in the event there is a change-in-control, and there is a voluntary termination of employment for good reason or an involuntary termination other than for cause, within 24 months following the change-in-control. Participants who experience a qualifying severance event will be eligible to receive severance benefits, based on their termination event, including severance pay equal to 12 months of base salary (or 24 months, if following a change-in-control), outplacement assistance for up to 12 months, and continuation coverage under certain employee benefit plans for up to 12 months (or up to 18 months, if following a change-in-control), subject to adjustments as provided below. For employee benefit plan continuation, the departed employee must pay the employee portion of applicable premiums during the applicable continuation period, just as he/she would have paid during his/her employment. In situations involving a qualifying termination within 24 months of the change-in-control event, a participant (except the chief executive officer) will also receive payment of 200% of any targeted bonus for the year of termination. Severance pay is paid bi-weekly in accordance with our standard payroll practices over the number of months upon which severance pay is based. However, amounts payable during the first six months following the participant’s termination may be limited, as necessary to be an “involuntary separation pay plan” under Internal Revenue Code Section 409A.

To further comply with Internal Revenue Code Section 409A, if a participant has a qualifying severance event in his/her first calendar year of employment with the company, any amounts otherwise payable to said participant under the Senior Executive Severance Plan during the first six months following termination will be paid by March 15th of the calendar year following the calendar year in which the participant terminated employment.

We have also provided specific severance benefits to certain of our executives under such executives’ employment and plan grant agreements, which are described below. The Senior Executive Severance Plan provides that any employment agreement that specifically provides for the payment of severance benefits will remain in full force and

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effect and that any amounts due and payable under the Senior Executive Severance Plan will be reduced or offset by any similar amounts payable due to termination under an employment agreement.

Our Board of Directors, chief executive officer, or any other individual or committee to whom such authority has been delegated may amend or terminate the Senior Executive Severance Plan (the “Plan”). The Plan cannot be amended to reduce benefits or alter Plan terms, except as may be required by law, for a period of 24 months following a change-in-control, as defined in the Plan. In addition, the Plan provides that any amendment to the Plan or termination of the Plan, adopted within six months prior to a change-in-control will become null and void upon the change-in-control event. The Senior Executive Severance Plan will terminate immediately upon our filing for relief in bankruptcy or on such date as an order for relief in bankruptcy is entered against us.

For purposes of the Senior Executive Severance Plan, certain terms are defined as follows:

■	“Cause” means (1) employee’s commission of a crime or other act that could materially damage our reputation; (2) employee’s theft, misappropriation, or embezzlement of our property; (3) employee’s falsification of records maintained by us; (4) employee’s failure substantially to comply with our written policies and procedures as they may be published or revised from time to; (5) employee’s misconduct directed toward learners, employees, or adjunct faculty; or (6) employee’s failure substantially to perform the material duties of employee’s employment, which failure is not cured within 30 days after written notice from us specifying the act of non-performance.

■	“Good Reason” means (1) the demotion or reduction of the executive’s job responsibilities upon a Change-in-Control; (2) executive’s total target compensation is decreased by more than 10% in a 12 month period; or (3) a reassignment of executive’s principal place of work, without their consent, to a location more than 50 miles from their principal place of work upon a Change-in-Control. To be eligible for benefits, the executive must terminate employment for Good Reason within 24 months after the date of the qualified Change-in-Control. In addition, the executive must have provided written notice to us of the asserted Good Reason not later than 30 days after the occurrence of the event on which Good Reason is based and at least 30 days prior to executive’s proposed termination date. We may take action to cure executive’s stated Good Reason within this 30-day period. If we take action, executive will not be eligible for Plan benefits if the executive voluntarily terminates.

■	A “Change-in-Control” shall be deemed to occur if any of the following occur:

(1)	Any person or entity acquires or becomes a beneficial owner, directly or indirectly, of securities of Capella representing 35% or more of the combined voting power of our then outstanding voting securities, subject to certain exceptions;

(2)	A majority of the members of our Board of Directors shall not be continuing directors, for which purpose continuing directors are generally those directors who were members of our board at the time we adopted the Plan and those directors for whose election our Board of Directors solicited proxies or who were elected or appointed by our Board of Directors to fill vacancies caused by death or resignation or to fill newly-created directorships;

(3)	Approval by our shareholders of a reorganization, merger or consolidation or a statutory exchange of our outstanding voting securities unless, immediately following such reorganization, merger, consolidation or exchange, all or substantially all of the persons who were the beneficial owners, respectively, of our voting securities and shares immediately prior to such reorganization, merger, consolidation or exchange beneficially own, directly or indirectly, more than 65% of, respectively, the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors and the then outstanding shares of common stock, as the case may be, of the corporation resulting from such reorganization, merger, consolidation or exchange in substantially the same proportions as their ownership, immediately prior to such reorganization, merger, consolidation or exchange, of our voting securities and shares, as the case may be; or

(4)	Approval by the shareholders of (x) a complete liquidation or dissolution of our company or (y) the sale or other disposition of all or substantially all of our assets (in one or a series of transactions), other than to a corporation with respect to which, immediately following such sale or other disposition, more than 65% of, respectively, the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and the then outstanding shares of common stock of such corporation is then beneficially owned, directly or indirectly, by all or substantially all of the persons who were the beneficial owners, respectively, of our voting securities and shares immediately prior to such sale or other disposition in substantially the same proportions as their ownership, immediately prior to such sale or other disposition, of our voting securities and shares, as the case may be.

J. Kevin Gilligan Employment Agreement. Under the terms of our employment agreement with Mr. Gilligan, in the event of Mr. Gilligan’s involuntary termination of employment without Cause, as defined in the Senior Executive Severance Plan, the severance payable to Mr. Gilligan shall be not less than an amount equal to three times Mr. Gilligan’s annualized base salary in effect immediately prior to the date of termination of Mr. Gilligan’s employment.

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J. Kevin Gilligan Strategic Transformation Award. Under the terms of Mr. Gilligan’s market stock award, (i) if Mr. Gilligan voluntarily resigns during the performance period, including retirement, then the MSUs will be forfeited; (ii) if Mr. Gilligan dies, becomes disabled or is terminated without cause during the term of the award, then the MSUs will vest based on an abbreviated performance period; and (iii) in the event of a change-in-control, if Mr. Gilligan’s employment is terminated without cause or he resigns for good reason, then the MSUs will vest in full.

Annual Management Incentive/Long-Term Performance Cash Grants. Under the terms of our annual management incentive grants and long-term performance cash grants, commencing with awards issued in 2012, in the event an executive’s employment terminates due to Retirement (defined as earlier of age 65 or age 55 with seven years of service), Disability (as defined in our 2011 shareholder approved Omnibus Incentive Bonus Plan) or involuntary termination without Cause (as defined in the Senior Executive Severance Plan) during the performance period, the executive will be eligible to receive a prorated portion of the final calculated payment under the grant when payments are made to other participants following the end of the performance period.

Under the terms of our long-term performance cash grants, commencing with awards issued in 2012, in the event an executive’s employment terminates in connection with a Change-in-Control (as defined), then the executive will be eligible to receive a pro-rata payment, paid at achieved performance based on the truncated performance cycle following valuation at close.

For purposes of the following tables, certain terms, such as “cause,” “good reason,” and “change-in-control” are defined in the Senior Executive Severance Plan as described above, or, if the definition is more favorable to the executive, as such term is defined in any letter agreement between us and the executive, which are also described above.

In the event that an involuntary termination of the employment of a named executive officer other than for cause had occurred (assuming a change-in-control had not occurred) on December 31, 2014, the following amounts would have been paid to each named executive officer:

Name	Base Salary Payment Amount ($)(1)	Target or Earned Bonus Compensation Payment Amount ($)(2)	Value of Accelerated Awards ($)		Estimated Value of Outplacement Assistance ($)	Value of Insurance Premiums for Health, Dental and Life Insurance Continuation ($)(3)	Total ($)
J. Kevin Gilligan	2,250,000	1,377,183	8,001,685	(4)	25,000	20,636	11,674,504
Steven L. Polacek	431,800	626,259	-		25,000	20,416	1,103,475
Scott L. Kinney	386,300	359,067	-		25,000	20,382	790,749
Sally B. Chial	250,000	232,925	-		25,000	14,373	522,298
Gregory W. Thom	324,700	260,786	-		25,000	20,339	630,825
Renee L. Jackson	300,000	-	-		25,000	11,523	336,523

(1)	Equal to 12 months of base salary in effect on December 31, 2014 for all named executive officers, except equal to three times annualized base salary for Mr. Gilligan.
(2)	Equal to 2012-2014 Long-Term Performance Cash awards earned at 21.6% of target, annual incentive awards earned at 97.5% of target, and 2013-2015 and 2014-2016 Long-Term Performance Cash awards paid pro-rata at target.
(3)	Reflects the employer share of the premiums for our insurance plans for 12 months.

■	For Mr. Gilligan, includes medical insurance premiums of $19,194; dental insurance premiums of $912; and life insurance premiums of $530.
■	For Mr. Polacek, includes medical insurance premiums of $19,194; dental insurance premiums of $912; and life insurance premiums of $310.
■	For Mr. Kinney, includes medical insurance premiums of $19,194; dental insurance premiums of $912; and life insurance premiums of $277.
■	For Ms. Chial, includes medical insurance premiums of $14,174; and life insurance premiums of $199.
■	For Mr. Thom, includes medical insurance premiums of $19,194; dental insurance premiums of $912; and life insurance premiums of $233.
■	For Ms. Jackson, includes medical insurance premiums of $10,630; dental insurance premiums of $684; and life insurance premiums of $209.
(4)	Under the terms of Mr. Gilligan’s MSU Award, the MSUs vest based on an abbreviated performance period in the event of involuntary termination other than for cause.

If, on December 31, 2014, a named executive officer voluntarily terminated his or her employment within 24 months of a change-in-control for good reason, or if the employment of a named executive officer was involuntarily

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terminated other than for cause within 24 months of a change-in-control, the following amounts would have been paid to each named executive officer:

Name	Base Salary Payment Amount ($)(1)	Target Bonus Compensation Payment Amount ($)(2)	Value of Accelerated Options ($)(3)(4)	Value of Accelerated Awards ($)(5)	Estimated Value of Outplacement Assistance ($)	Value of Insurance Premiums for Health, Dental and Life Insurance Continuation ($)(6)	Total ($)
J. Kevin Gilligan	1,500,000	2,159,977	2,663,170	11,411,321	25,000	30,954	17,790,422
Steven L. Polacek	863,600	960,349	1,259,753	1,391,668	25,000	30,624	4,530,994
Scott L. Kinney	772,600	558,327	637,901	843,712	25,000	30,575	2,868,115
Sally B. Chial	500,000	368,431	500,633	984,241	25,000	21,559	2,399,864
Gregory W. Thom	649,400	428,272	428,868	460,836	25,000	30,509	2,022,885
Renee L. Jackson	600,000	-	-	56,181	25,000	17,284	698,465

(1)	Equal to 24 months of base salary in effect on December 31, 2014 for all named executive officers. Amounts would be paid in bi-weekly installments over the term of the severance period (calculated as the number of months during which the participant is entitled to receive base salary), subject to any six month delay in payments to comply with Section 409A.
(2)	Equal to 2012-2014 Long-Term Performance Cash awards earned at 21.6% of target; pro-rata payment of 2013-2015 and 2014-2016 Long-Term Performance Cash awards paid at target based on truncated performance cycle; and two times the target annual incentive award for fiscal 2014. Amounts would be paid in a lump sum upon termination, subject to any six month delay in payments to comply with Section 409A.
(3)	Based on the closing price of our common stock on December 31, 2014, the last trading day of fiscal 2014, of $76.96.
(4)	Under the 2005 Stock Incentive Plan, options vest in full if a termination of employment occurs within three years of the change-in-control.
(5)	Under the 2014 Equity Incentive Plan and the 2005 Stock Incentive Plan, forfeiture provisions on restricted stock cease if a termination of employment occurs within one or two years, respectively, of the change-in-control. In addition, Mr. Gilligan’s MSUs vest in full if a termination of employment occurs following a change-in-control.
(6)	Reflects the employer share of the premiums for our insurance plans for 18 months, as follows:

■	For Mr. Gilligan, includes medical insurance premiums of $28,790; dental insurance premiums of $1,369; and life insurance premiums of $795.
■	For Mr. Polacek, includes medical insurance premiums of $28,790; dental insurance premiums of $1,369; and life insurance premiums of $465.
■	For Mr. Kinney, includes medical insurance premiums of $28,790; dental insurance premiums of $1,369; and life insurance premiums of $416.
■	For Ms. Chial, includes medical insurance premiums of $21,261; and life insurance premiums of $298.
■	For Mr. Thom, includes medical insurance premiums of $28,790; dental insurance premiums of $1,369; and life insurance premiums of $350.
■	For Ms. Jackson, includes medical insurance premiums of $15,945; dental insurance premiums of $1,025; and life insurance premiums of $313.

Summary of Other Provisions—Termination of Employment

Disability Termination. Executive officers whose employment terminates due to disability have the following provisions specific to the termination event:

■	70% of any unused paid time off balance at the time of termination will be paid out.

■	Under the terms of our long-term disability insurance plan, assuming the executive has enrolled, the executive is entitled to receive 60% of their regular base salary, up to a maximum of $10,000 a month, for as long as they are classified as disabled by the insurance company. Such amounts will be paid by the insurance company under the terms of our insured plan.

Name	Value of Accelerated Options at 12/31 ($)(1)	Value of Accelerated Stock Awards at 12/31 ($)(2)	Value of Long-Term Performance Cash at Target ($)(3)	Value of MIP at Target ($)(4)	Total ($)
J. Kevin Gilligan	2,663,170	11,380,364	659,977	717,206	15,420,717
Steven L. Polacek	1,259,753	1,391,668	312,649	313,610	3,277,680
Scott L. Kinney	637,901	843,712	172,027	187,040	1,840,680
Sally B. Chial	500,633	984,241	118,431	114,494	1,717,799
Gregory W. Thom	428,868	460,836	103,572	157,214	1,150,490
Renee L. Jackson	-	56,181	-	-	56,181

(1)	Under the terms of our equity incentive plans, all unvested options immediately vest upon termination, and the employee has up to one year post-termination to exercise options before expiration. These are the values of the accelerated options if a termination due to disability had occurred on December 31, 2014.

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(2)	Under the terms of our equity incentive plans and our restricted stock unit (RSU) grant agreements, for any awards issued prior to 2012, a pro-rata portion of the RSUs vest upon disability, calculated through the date the recipient ceases to be an employee. For any awards issued during or after 2012, the entire portion vests upon disability. These are the values of the accelerated stock awards if a termination due to disability had occurred on December 31, 2014.

(3)	Under the terms of our Long-Term Cash Plans, a pro-rata portion is earned of the final calculated payment, calculated through the number of months completed of the performance period. These are the values of the LTCP incentive award paid if a termination due to disability had occurred on December 31, 2014.

(4)	Under the terms of the Management Incentive Plan, a pro-rata portion is earned of the final calculated payment, calculated through the number of months completed of the performance period. These are the values of the MIP incentive awards paid if a termination due to disability had occurred on December 31, 2014.

Retirement. Senior executive officers (which currently include all executives at or above the vice president level, including each of the named executive officers) whose employment terminates due to retirement (defined as earlier of age 65 or age 55 with seven years of service) have the following provisions specific to the termination event:

■	70% of any unused paid time off balance at the time of termination will be paid out.

■	Under the terms of our 2014 Equity Incentive Plan and our 2005 Stock Incentive Plan, for any awards issued during or after 2012, unvested options and RSUs will continue to vest, and for option awards the employee may exercise until the expiration date of the awards. Under the terms of our 2005 Stock Incentive Plan, for any awards issued prior to 2012, the employee has up to one year post-termination to exercise any vested options which were vested as of the termination date.

■	Under the terms of the Management Incentive Plan and our Long-Term Performance Cash Plans, a pro-rata portion is earned of the final calculated payment, calculated based on the number of months completed of the performance periods.

■	The executive will be eligible to take a distribution consistent with reaching normal retirement age, and the provisions specified in the 401(k) retirement savings plan, from his or her account balance.

Death. In the event that the employment of a named executive officer had occurred due to death on December 31, 2014, the following amounts would have been paid to the named executive officer’s estate:

Name	Value of Accelerated Options at 12/31 ($)(1)	Value of Accelerated Stock Awards at 12/31 ($)(2)	Value of Long-Term Performance Cash at Target ($)(3)	Value of MIP at Target ($)(4)	Total ($)
J. Kevin Gilligan	2,663,170	11,380,364	659,977	738,652	15,422,163
Steven L. Polacek	1,259,753	1,391,668	312,649	322,988	3,287,058
Scott L. Kinney	637,901	843,712	172,027	192,633	1,846,273
Sally B. Chial	500,633	984,241	118,431	136,475	1,739,780
Gregory W. Thom	428,868	460,836	103,572	161,915	1,155,191
Renee L. Jackson	-	56,181	-	-	56,181

(1)	Upon death, all stock options issued under the 2014 Equity Incentive Plan and the 2005 Stock Incentive Plan become immediately exercisable, and remain exercisable for up to one year following the event. These are the values of the options if a termination due to death had occurred on December 31, 2014.

(2)	Under the terms of our equity incentive plans and our restricted stock unit (RSU) grant agreements, for any awards issued prior to 2012, a pro-rata portion of the RSUs vest upon death, calculated through the date of death. For any awards issued during or after 2012, the entire portion vests upon death. These are the values of awards if a termination due to death had occurred on December 31, 2014.

(3)	Under the terms of our Long-Term Cash Plans, a pro-rata portion is earned of the target award, calculated through the number of months completed of the performance period. These are the values of incentive awards paid if a termination due to death had occurred on December 31, 2014.

(4)	Under the terms of the Management Incentive Plan, a pro-rata portion is earned of the target award, calculated through the number of months completed of the performance period. These are the values of incentive awards paid if a termination due to death had occurred on December 31, 2014.

37    CAPELLA EDUCATION COMPANY  |  2015 Proxy Statement

DIRECTOR COMPENSATION

Director Compensation

The following table shows, for the fiscal year ended December 31, 2014, all compensation that our company paid to our directors.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)	Total ($)
Rita Brogley(2)	12,500	-	12,500
Matthew Ferguson(2)	12,500	-	12,500
Michael Linton	57,250	100,011	157,261
Michael Lomax	50,000	100,011	150,011
Jody Miller	56,000	100,011	156,011
Stephen Shank	50,000	100,011	150,011
Andrew Slavitt(3)	29,250	100,011	129,261
David Smith	65,000	100,011	165,011
Jeffrey Taylor	58,125	100,011	158,136
Darrell Tukua	67,000	100,011	167,011

(1)	Fees reflect annual retainer and committee chairperson fees which were paid quarterly. These fees were the only cash compensation paid to any director in 2014.
(2)	Ms. Brogley and Mr. Ferguson joined our Board of Directors effective October 21, 2014.
(3)	Mr. Slavitt resigned from our Board of Directors effective June 30, 2014.

The following table shows the aggregate number of shares underlying outstanding stock options held by persons who served on our Board during 2014.

Name	Shares Underlying Outstanding Stock Option Awards (#)	Exercisable (#)	Unexercisable (#)	Shares Underlying Outstanding Stock Awards not Vested (#)
Rita Brogley
Matthew Ferguson
Michael Linton				1,727
Michael Lomax				1,727
Jody Miller	4,431	4,431		1,727
Stephen Shank				1,727
Andrew Slavitt	1,931	1,931
David Smith	1,931	1,931		1,727
Jeffrey Taylor	1,931	1,931		1,727
Darrell Tukua	1,931	1,931		1,727

In 2014, we paid each non-employee an annual cash retainer of $50,000, paid quarterly, for fees associated with board and committee service. Mr. Smith, our lead director, received an additional cash retainer of $15,000, paid quarterly. Mr. Tukua, the chair of the Audit Committee, received $17,000, paid quarterly. Ms. Miller, the chair of the Governance Committee, received $6,000, and Mr. Taylor, the chair of the Finance Committee, received $6,000, all paid quarterly. Mr. Slavitt received $4,250 for serving as the chair or co-chair of our Compensation Committee during the first half of 2014. Mr. Taylor received $2,125 for serving as the co-chair or our Compensation Committee during the second quarter of 2014. Mr. Linton received $4,250 for serving as chair of our Compensation Committee during the second half of 2014, as well as $3,000 for serving on three Board committees/councils during the first half of 2014. Each non-employee director has the option to receive stock options in lieu of cash compensation; in 2014, no directors made this election.

Each non-employee director also received restricted stock units valued at approximately $100,000, which vest in one year.

38    CAPELLA EDUCATION COMPANY  |  2015 Proxy Statement

SECURITIES OWNERSHIP

The Compensation Committee believes that a balance of equity and cash compensation for non-employee directors is the most appropriate way to compensate them for board service. Providing the non-employee director the ability to elect equity in lieu of any or all cash compensation also offers some flexibility to the individual members. Equity compensation also aligns the board member’s interests with our shareholders.

Director Stock Ownership Guidelines

Our Corporate Governance Principles include stock ownership guidelines for our non-employee directors. Under these guidelines, each such director should continue to hold the amount of equity compensation that he or she has been granted by us for service as a director over any of the past five years, excluding any equity compensation that would have been paid in cash but for the director electing to receive equity. Directors may also sell a sufficient number of shares to cover anticipated tax liability. Exceptions to these guidelines must be authorized in advance by the Governance Committee. As with our executive stock ownership guidelines, we believe that these guidelines for directors promote alignment between the interests of our corporate leadership and our shareholders. All of our current directors are in compliance with these guidelines.

Securities Ownership of Certain Beneficial Owners and Management

The following table sets forth information with respect to the beneficial ownership of our common stock as of March 4, 2015 by:

■	each persons or entities, including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”), who is known to own beneficially more than 5% of the outstanding shares of our common stock;

■	each current director and director nominee;

■	each of the Named Executive Officers; and

■	all directors and executive officers as a group.

Beneficial ownership is determined in accordance with the SEC’s rules. In computing percentage ownership of each person, shares of common stock subject to options held by that person that are currently exercisable, or exercisable within 60 days of March 4, 2015, are deemed to be outstanding and beneficially owned by that person. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

Except as indicated in the notes to this table and pursuant to applicable community property laws, each shareholder named in the table has sole voting and investment power with respect to the shares set forth opposite such shareholder’s name. Percentage of ownership is based on 12,230,808 shares of our common stock outstanding on March 4, 2015. All fractional common share amounts have been rounded to the nearest whole number. The address for each executive officer and director is Capella Education Company, Capella Tower, 225 South 6th Street, 9th Floor, Minneapolis, Minnesota 55402.

39    CAPELLA EDUCATION COMPANY  |  2015 Proxy Statement

SECURITIES OWNERSHIP

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Common Stock
5% Shareholders (other than Mr. Shank)
AllianceBernstein(a) 1345 Avenue of the Americas New York, NY 10105	1,007,187	8.20%
Renaissance Technologies(b) 800 Third Avenue New York, NY 10022	981,725	8.03%
BlackRock, Inc.(c) 40 East 52nd Street New York, NY 10022	938,568	7.70%
RS Investment Management Co., LLC(d) 1 Bush Street, Suite 900 San Francisco, CA 94104	752,589	6.15%
The Vanguard Group, Inc.(e) 100 Vanguard Boulevard Malvern, PA 19355	748,241	6.11%
Directors and Named Executive Officers
Sally B. Chial(f)	13,516	*
J. Kevin Gilligan(g)	171,468	1.38%
Renee L. Jackson	-	*
Scott L. Kinney(h)	18,561	*
Michael A. Linton(i)	7,272	*
Michael L. Lomax(j)	5,229	*
Jody G. Miller(k)	16,408	*
Steven L. Polacek(l)	54,511	*
Stephen G. Shank(m)	995,957	7.99%
David W. Smith(n)	26,073	*
Jeffrey W. Taylor(o)	17,037	*
Gregory W. Thom(p)	10,484	*
Darrell R. Tukua(q)	14,721	*
All directors and executive officers as a group (13 persons)(r)	1,351,237	10.84%

*	Less than 1%
(a)	Based on a Schedule 13G filed under the Exchange Act on February 10, 2015, reporting beneficial ownership as of December 31, 2014. The securities are beneficially owned by AllianceBernstein, LP, a majority owned subsidiary of AXA Financial, Inc. and an indirect majority owned subsidiary of AXA SA. AllianceBernstein operates under independent management and makes independent decisions from AXA and AXA Financial and their respective subsidiaries and AXA and AXA Financial calculate and report beneficial ownership separately from AllianceBernstein pursuant to guidance provided by the SEC in Release Number 34-39538 (January 12, 1998). AllianceBernstein may be deemed to share beneficial ownership with AXA reporting persons by virtue of 42,668 shares of common stock acquired on behalf of the general and special accounts of the affiliated entities for which AllianceBernstein serves as a subadvisor. Each of AllianceBernstein and the AXA entities reporting herein have acquired their shares of common stock for investment purposes in the ordinary course of their investment management and insurance businesses.
(b)	Based on a Schedule 13G/A filed under the Exchange Act on February 13, 2015, reporting beneficial ownership as of December 31, 2014. The securities are beneficially owned by Renaissance Technologies, LLC. on behalf of itself and its direct and indirect subsidiary, Renaissance Technologies Holdings Corporation.
(c)	Based on an amended Schedule 13G/A filed under the Exchange Act on January 26, 2015, reporting beneficial ownership as of December 31, 2014. The securities are beneficially owned by BlackRock, Inc. and related subsidiaries. BlackRock, Inc. reports having sole voting power over 911,528 shares and sole dispositive power over 938,568 shares.
(d)	Based on a Schedule 13G filed under the Exchange Act on February 12, 2015, RS Investment Management Co. LLC, reports having sole voting power over 591,370 shares and sole dispositive power over 752,589 shares as of December 31, 2014.
(e)	Based on a Schedule 13G/A filed under the Exchange Act on February 10, 2015, The Vanguard Group, Inc. reports having sole voting power over 16,085 shares, and shared dispositive power over 15,226 shares and sole dispositive power over 733,015 shares as of December 2014.
(f)	Consists of 13,516 shares underlying options granted to Ms. Chial that are exercisable within 60 days.
(g)	Consists of (1) 40,157 shares held by Mr. Gilligan and (2) 131,311 shares underlying options granted to Mr. Gilligan that are exercisable within 60 days.

40    CAPELLA EDUCATION COMPANY  |  2015 Proxy Statement

SECURITIES OWNERSHIP

(h)	Consists of (1) 3,126 shares held by Mr. Kinney and (2) 15,435 shares underlying options granted to Mr. Kinney that are exercisable within 60 days.
(i)	Consists of (1) 5,545 shares held by Mr. Linton and (2) 1,727 shares underlying restricted stock units granted to Mr. Linton that are subject to acquisition within 60 days.
(j)	Consists of (1) 3,502 shares held by Mr. Lomax and (2) 1,727 shares underlying restricted stock units granted to Mr. Lomax that are subject to acquisition within 60 days.
(k)	Consists of (1) 10,250 shares held by Ms. Miller, (2) 4,431 shares underlying options granted to Ms. Miller that are exercisable within 60 days, and (3) 1,727 shares underlying restricted stock units granted to Ms. Miller that are subject to acquisition within 60 days.
(l)	Consists of (1) 12,296 shares held by Mr. Polacek and (2) 42,215 shares underlying options granted to Mr. Polacek that are exercisable within 60 days.
(m)	Consists of (1) 540,559 shares beneficially held by the Stephen G. Shank Revocable Trust, of which Mr. Shank is a trustee; (2) 79,600 shares beneficially held by the Stephen G. Shank September 2013 7-Year Grantor Retained Annuity Trust, the trustee of which is Mary Shank Retzlaff, the reporting person’s daughter; (3) 79,600 shares beneficially held by the Judith F. Shank September 2013 7-Year Grantor Retained Annuity Trust, the trustee of which is Susan Shank, the reporting person’s daughter; (4) 106,850 shares beneficially held by the Shank Family 2013 Generation Skipping Trust, the trustees of which are Wells Fargo Bank, NA and Judith F. Shank, the reporting person’s spouse; (5) 11,777 shares beneficially held by the Shank Family Foundation, of which Mr. Shank is a trustee; (6) 175,844 shares beneficially held by the Judith F. Shank Revocable Trust, of which Mr. Shank is a trustee; and (7) 1,727 shares underlying restricted stock units granted to Mr. Shank that are subject to acquisition within 60 days. As a result, Mr. Shank has shared voting and shared dispositive power over 995,957 shares.
(n)	Consists of (1) 22,415 shares held by Mr. Smith, (2) 1,931 shares underlying options granted to Mr. Smith that are exercisable within 60 days, and (3) 1,727 shares underlying restricted stock units granted to Mr. Smith that are subject to acquisition within 60 days.
(o)	Consists of (1) 13,379 shares held by Mr. Taylor, (2) 1,931 shares underlying options granted to Mr. Taylor that are exercisable within 60 days, and (3) 1,727 shares underlying restricted stock units granted to Mr. Taylor that are subject to acquisition within 60 days.
(p)	Consists of (1) 1,115 shares held by Mr. Thom and (2) 9,369 shares underlying options granted to Mr. Thom that are exercisable within 60 days.
(q)	Consists of (1) 11,063 shares controlled by Mr. Tukua as trustee of the Darrell R. Tukua Revocable Trust, (2) 1,931 shares underlying options controlled by Mr. Tukua as trustee of the Darrell R. Tukua Revocable Trust that are exercisable within 60 days, and (3) 1,727 shares underlying restricted stock units controlled by Mr. Tukua as trustee of the Darrell R. Tukua Revocable Trust that are subject to acquisition within 60 days.
(r)	Includes (1) 222,070 shares underlying options granted to our directors and executive officers that are exercisable within 60 days and (2) 12,089 shares underlying restricted stock units granted to our directors and executive officers that are subject to acquisition within 60 days.

41    CAPELLA EDUCATION COMPANY  |  2015 Proxy Statement

CERTAIN RELATIONSHIPS

Certain Relationships and Related Person Transactions

Related Person Transaction Approval Policy

Our Board of Directors has adopted a written related person transaction approval policy, which sets forth our company’s policies and procedures for the review, approval or ratification of any transaction required to be reported in the Company’s filings with the SEC. Our policy applies to any transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships in which our company (including any subsidiaries) is or will be a participant and in which a related person has a material direct or indirect interest, but exempts the following:

■	payment of compensation by our company to a related person for the related person’s service to our company as a director, officer or employee;

■	transactions available to all employees or all shareholders of our company on the same terms;

■	transactions, which when aggregated with the amount of all other transactions between our company and a related person (or any entity in which the related person has an interest), involve less than $120,000 in a fiscal year; and

■	transactions in the ordinary course of business at the same prices and on the same terms as are made available to customers of the company generally.

The Audit Committee of our Board of Directors is to approve any related person transaction subject to this policy before commencement of the related person transaction. If such a transaction is not identified until after it has commenced, it must then be brought to the Audit Committee, which will consider all options, including approval, ratification, amendment, denial, termination or, if the transaction is completed, rescission. The Audit Committee will analyze the following factors, in addition to any other factors the committee deems appropriate, in determining whether to approve or ratify a related person transaction:

■	whether the terms are fair to our company;

■	whether the transaction is material to our company;

■	the role the related person has played in arranging the related person transaction;

■	the structure of the related person transaction; and

■	the interests of all related persons in the related person transaction.

The Audit Committee may, in its sole discretion, approve or deny any related person transaction. Approval of a related person transaction may be conditioned upon our company and the related person taking any actions that the Audit Committee deems appropriate. The Audit Committee has delegated to its chairperson authority to approve or take any other action with respect to a related person transaction that the committee itself would be authorized to take pursuant to this policy.

Currently and during 2014, our company was not party to any transactions that were determined to be related person transactions.

42    CAPELLA EDUCATION COMPANY  |  2015 Proxy Statement

EQUITY COMPENSATION

Equity Compensation Plan Information

The following table provides information as of December 31, 2014, with respect to shares of our common stock that may be issued under our existing equity compensation plans:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity Compensation Plans Approved by Securityholders	851,871	$52.31	1,741,714
Equity Compensation Plans Not Approved by Securityholders	none		none

Total	851,871	$52.31	1,741,714

(1)	Includes 596,832 outstanding options to purchase shares of our common stock under the Capella Education Company 2005 Stock Incentive Plan and the Capella Education Company 2014 Equity Incentive Plan and 151,067 outstanding RSUs that will be settled with shares of our common stock under the Capella Education Company 2005 Stock Incentive Plan and the 2014 Equity Incentive Plan and 103,972 outstanding MSUs that will be settled with shares of our common stock according to the J. Kevin Gilligan Strategic Transformation Incentive Award.
(2)	Includes 1,291,714 shares available for future issuances under the Capella Education Company 2014 Equity Incentive Plan and 450,000 shares reserved for future issuance under an employee stock purchase plan that we may implement in the future.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the 1934 Act requires that our company’s directors and executive officers file initial reports of ownership and reports of changes in ownership with the SEC. Directors and executive officers are required to furnish our company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to our company and written representations from our company’s directors and executive officers, all Section 16(a) filing requirements were met for the fiscal year ended December 31, 2014.

43    CAPELLA EDUCATION COMPANY  |  2015 Proxy Statement

ADDITIONAL INFORMATION

Additional Information

Our 2014 Annual Report and our Annual Report on Form 10-K for fiscal year 2014, including financial statements, are being delivered with this proxy statement and are available on the Internet as indicated in the Notice. Shareholders whose shares are held in a brokerage, bank or similar account will receive a Notice Regarding the Availability of Proxy Materials from the organization holding the account. The Notice contains instructions on how to access our proxy materials on the Internet and how to request a paper or e-mail copy of our proxy materials, including our 2014 Annual Report and Annual Report on Form 10-K.

As of the date of this proxy statement, management knows of no matters that will be presented for determination at the meeting other than those referred to herein. If any other matters properly come before the meeting calling for a vote of shareholders, it is intended that the persons named in the proxies solicited by our Board of Directors, in accordance with their best judgment, will vote the shares represented by these proxies.

Shareholders who wish to obtain an additional copy of our Annual Report on Form 10-K, to be filed with the SEC for the fiscal year ended December 31, 2014, may do so without charge by writing to Investor Relations, Capella Education Company, Capella Tower, 225 South 6th Street, 9th Floor, Minneapolis, Minnesota 55402.

By Order of the Board of Directors,

Renee L. Jackson
SECRETARY

Dated: March 23, 2015

44    CAPELLA EDUCATION COMPANY  |  2015 Proxy Statement

*** Exercise Your Right to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to Be Held on May 05, 2015

Meeting Information
CAPELLA EDUCATION CO.	Meeting Type: Annual Meeting
For holders as of: March 09, 2015
Date: May 05, 2015 Time: 9:00 AM CDT
Location: Capella Tower 225 South 6th Street 3rd Floor Business Center Minneapolis, Minnesota 55402
You are receiving this communication because you hold shares in the above named company.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.
See the reverse side of this notice to obtain proxy materials and voting instructions.

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Voting items

The Board of Directors recommends that you vote FOR the following:

1. Election of Directors
Nominees
01 Rita D. Brogley	02 H. James Dallas	03 Matthew W. Ferguson	04 J. Kevin Gilligan	05 Michael A. Linton
06 Michael L. Lomax	07 Jody G. Miller	08 Stephen G. Shank	09 David W. Smith	10 Jeffrey W. Taylor
11 Darrell R. Tukua

The Board of Directors recommends you vote FOR the following proposal(s):

2. Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

3. Advisory vote on the executive compensation of our named executive officers (Say on Pay).

NOTE: To transact other business that may properly be brought before the meeting.

Voting Instructions

CAPELLA EDUCATION CO. 225 SOUTH 6th STREET, 9TH FLOOR MINNEAPOLIS, MN 55402

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

    TO VOTE, MARK  BLOCKSBELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS DETACH

    — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — —

AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote
FOR the following:		☐	☐	☐

1. Election of Directors
Nominees

01 Rita D. Brogley 02 H. James Dallas 03 Matthew W. Ferguson 04 J. Kevin Gilligan 05 Michael A. Linton
06 Michael L. Lomax 07 Jody G. Miller 08 Stephen G. Shank 09 David W. Smith 10 Jeffrey W. Taylor 11 Darrell R. Tukua

The Board of Directors recommends you vote FOR proposals 2 and 3.							For	Against	Abstain
2. Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.							☐	☐	☐
3. Advisory vote on the executive compensation of our named executive officers (Say on Pay).							☐	☐	☐
NOTE: To transact other business that may properly be brought before the meeting.

		Yes	No
Please indicate if you plan to attend this meeting		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.

    — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — —

CAPELLA EDUCATION CO. Annual Meeting of Shareholders May 5, 2015 9:00 AM CT This proxy is solicited by the Board of Directors
This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

The undersigned, revoking all prior proxies, appoints J. Kevin Gilligan and Renee L. Jackson, or either of them acting alone, as proxies, with full power of substitution, to represent the undersigned and to vote, as indicated on the reverse side and otherwise in their discretion upon such other matters as may properly come before the meeting, all shares of the common stock of Capella Education Company that the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at Capella Tower, 225 South 6th Street, 3rd Floor Business Center, Minneapolis, Minnesota 55402 on Tuesday, May 5, 2015 at 9:00 a.m. CT and at any adjournment thereof. The undersigned hereby acknowledges receipt of the Proxy Statement of the Annual Meeting.

Continued and to be signed on reverse side